Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

by and among

AIR INDUSTRIES MACHINING, CORP.,
NASSAU TOOL WORKS, INC.,

and

THE STERLING ENGINEERING CORPORATION,

as Borrowers,

AIR INDUSTRIES GROUP

and

AIR REALTY GROUP, LLC,
each as a Guarantor and a Credit Party,

and

STERLING NATIONAL BANK,

as Lender

Dated as of December 31, 2019

LOAN AND SECURITY AGREEMENT – i

LOAN AND SECURITY AGREEMENT – ii

LOAN AND SECURITY AGREEMENT – iii

SCHEDULES and EXHIBITS

Exhibit A	-	Form of Compliance Certificate

Schedule 1.2	-	Term Loan Primary Collateral
Schedule 6.1	-	Specified Subordinated Creditors
Schedule 7.1	-	Fundamental Information; Equity Ownership Interests
Schedule 7.2	-	Prior Transactions
Schedule 7.7	-	Litigation
Schedule 7.8	-	ERISA Benefit Plans
Schedule 7.11	-	Location of Collateral
Schedule 7.15	-	Proprietary Rights
Schedule 7.16	-	Investment Property
Schedule 7.17	-	Real Property and Leases
Schedule 7.18	-	Material Agreements
Schedule 7.19	-	Bank Accounts
Schedule 7.21	-	Debt
Schedule 7.22	-	Liens
Schedule 7.30	-	Release of Hazardous Materials
Schedule 7.32	-	Commercial Tort Claims

LOAN AND SECURITY AGREEMENT – iv

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is executed and entered into as of December 31, 2019, by and among (a) AIR INDUSTRIES MACHINING, CORP., a New York corporation (“AIM”), NASSAU TOOL WORKS, INC., a New York corporation (“NTW”), and THE STERLING ENGINEERING CORPORATION, a Connecticut corporation (“Engineering”), as Borrowers (as such term is hereinafter defined), (b) AIR INDUSTRIES GROUP, a Nevada corporation (together with its successors and permitted assigns, “Parent”), and AIR REALTY GROUP, LLC, a Connecticut limited liability company (“Realty”), each as a Guarantor and a Credit Party (as such terms are hereinafter defined), and (c) STERLING NATIONAL BANK, a national banking association (together with its successors and permitted assigns, the “Lender”).

RECITALS

Lender and each Borrower desire to enter into certain financing arrangements according to the terms and provisions as set forth herein below. Therefore, for value received, the receipt and sufficiency of which is hereby acknowledged, together with the mutual benefits provided herein, the Lender, each Borrower and each other Credit Party hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. The following definitions shall apply throughout this Agreement:

“Account” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or for services rendered or to be rendered and further includes, without limitation, any “payment intangible” (as defined in Article 9 of the UCC), together with all income, payments and proceeds thereof, owed by an issuer of a credit or debit card or any servicing or processing agent thereof, resulting from charges by a customer in connection with the sale of goods or for services rendered.

“Account Debtor” means a Person obligated on an Account, Chattel Paper, or General Intangible.

“Adjusted LIBOR Rate” means, for any Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Lender to be equal to the sum of the LIBOR Rate plus the Applicable Margin for such Loan.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Account and Section 9.12: (a) any Person which owns (directly or indirectly) 10% or more of the outstanding Equity Interests of another Person, (b) each director (or comparable manager) of a Person and (c) each partnership in which a Person is a general partner shall, in each case, be deemed an Affiliate of such Person.

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“Agreement” means this Loan and Security Agreement and all schedules, exhibits and addenda hereto, as may be renewed, extended, amended, supplemented, restated or otherwise modified from time to time.

“Agreement Date” means the date as of which this Agreement is dated as specified in the preamble to this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Credit Parties and their Subsidiaries from time to time concerning or relating to bribery or corruption, all as amended, supplemented or replaced from time to time.

“Anti-Terrorism Laws” shall mean any laws, rules and regulations of any jurisdiction applicable to Credit Parties and their Subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, bribery, or money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Concentration Percentage” means (a) 50% for any Account Debtor that is an Investment Grade Company, and (b) 25% for any Account Debtor that is not an Investment Grade Company.

“Applicable Law” means, as to a Person, any law (statutory or common), treaty, ordinance, decree, rule, regulation, executive order or code of a Governmental Authority or judgment, decree, injunction, order or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, all Environmental Laws, all FAA Regulations, all Anti-Terrorism Laws, all Anti-Corruption Laws, the Patriot Act and the Trading with the Enemy Act.

“Applicable Margin” means, (a) for any day with respect to a Revolving Loan, 2.50% per annum, and (b) for any day with respect to the Term Loan, 2.50% per annum.

“Applicable Term Loan Advance Amount” means, with respect to a Term Loan Advance, an amount equal to or less than 85% of the Net Amount of all Eligible Equipment being refinanced with the proceeds thereof.

“Approved Add Backs” means, collectively for any period, any stock based compensation and other non-cash expenses and any non-recurring items, in each case to the extent approved by Lender and in such amounts as may be approved by Lender, which approval may be granted or withheld in Lender’s sole and absolute discretion and if granted such approval shall be in writing.

“Availability” means, with respect to Revolving Loans at any time of determination, an amount equal to (a) the Borrowing Base less (b) the unpaid principal balance of Revolving Loans, in each case determined at such time.

“Bank Products” means any one or more of the following financial products or accommodations extended to a Credit Party by Lender or an Affiliate of Lender: (a) credit cards (including commercial credit cards and including so-called “procurement cards” or “P-Cards”), (b) credit card processing services, (c) debit cards, (d) stored value cards or (e) Cash Management Services.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

LOAN AND SECURITY AGREEMENT – Page 2

“Borrowers” means, collectively, AIM, NTW and Engineering and each other Person who becomes a Borrower hereunder in accordance with the terms of Section 8.16, whether now or hereafter existing, and their successors and assigns.

“Borrower Representative” means AIM, in its capacity as such hereunder.

“Borrowing Base” means, as of any day of determination, an amount equal to the difference between:

(a) the sum of (i) eighty-five percent (85%) of the Net Amount of Eligible Accounts other than Eligible Canadian Accounts, plus (ii) the lesser of (1) eighty-five percent (85%) of the Net Amount of Eligible Canadian Accounts, or (2) $500,000, plus (iii) the lesser of (1) fifty percent (50%) of the Net Amount of Eligible Government Accounts, or (2) $500,000, plus (iv) the lesser of (1) eighty-five percent (85%) of the Net Amount of Eligible Inventory, (2) fifty percent (50%) of the lower of cost or market value of Eligible Inventory and (3) the Inventory Sublimit, minus

(b) the aggregate amount of reserves implemented by Lender pursuant to Section 2.1, in each case determined as of such day;

provided, however, that Lender shall have the continuing right to reduce the percentages specified in clauses (a)(i), (ii) and (iii) of this definition by one percentage point or fraction of a percentage point for every percentage point or fraction of a percentage point of dilution of Accounts over five percent.

“Borrowing Base Certificate” means a certificate of Borrower Representative, signed by a Responsible Officer of Borrower Representative, setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in form, presentation and detail satisfactory to Lender in its Permitted Discretion.

“Borrowing Notice” means a request for a Revolving Loan or a request for a Term Loan Advance by the Borrower Representative in compliance with Section 2.2.

“Business Day” means (a) any day that is not a Saturday, Sunday or a day on which commercial banks in Dallas, Texas are required or permitted to be closed and (b) with respect to any borrowing, payment or other dealings with respect to any Loan, any day which is a Business Day described in clause (a) preceding and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” has the meaning prescribed for such term by GAAP.

“Capital Lease” means, with respect to any Person, any lease of property by such Person which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Person.

LOAN AND SECURITY AGREEMENT – Page 3

“Cash Management Services” means cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, netting, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, except as permitted by Section 9.1, any occurrence the result of which is that (a) Permitted Holders shall no longer own and control of record and beneficially, free and clear of all Liens (other than any Liens securing the Obligations), directly or indirectly, at least 20% of the Equity Interest and voting interest of Parent, or (b) Parent fails to own and control, of record and beneficially, free and clear of all Liens (other than Liens securing the Obligations), directly or indirectly, 100% of the Equity Interest and voting interest of each other Credit Party.

“Chattel Paper” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods. “Chattel Paper” includes, without limitation, electronic chattel paper.

“Collateral” means all personal property of the Credit Parties in or upon which a Lien is granted (or purported to be granted) to Lender, whether pursuant to this Agreement or any other Loan Document.

“Collateral Access Agreement” means a landlord or mortgagee waiver or subordination, bailee letter, acknowledgment agreement, use agreement or other agreement of any lessor, mortgagee warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any of Credit Parties’ books and records, Equipment, Inventory or other Collateral, in each case, in form and substance satisfactory to Lender in its Permitted Discretion.

“Collection Account” has the meaning given to such term in Section 5.3.

“Commercial Tort Claim” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, in the case of a Credit Party, any tort cause of action claimed by such Credit Party, including those listed on Schedule 7.32.

“Commitment” means the obligation of Lender to make Loans to Borrowers pursuant to the terms hereof.

“Compliance Certificate” means a certificate, in the form of Exhibit A, meeting the requirements of Section 8.6 and otherwise in form satisfactory to Lender in its Permitted Discretion.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” means, with respect to any Deposit Account or Securities Account, a control agreement, in form and substance acceptable to Lender in its Permitted Discretion, executed by Lender, the Credit Party owner of such Deposit Account or Securities Account and the applicable bank (with respect to a Deposit Account) or Securities Intermediary (with respect to a Securities Account), and pursuant to which Lender obtains “control” pursuant to the UCC over such Deposit Account or Securities Account (as applicable).

LOAN AND SECURITY AGREEMENT – Page 4

“Credit Parties” means, collectively, each Borrower and each Guarantor (as applicable).

“Debt” means, with respect to a Person, (a) all obligations for borrowed money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations or liabilities of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (d) all obligations of such Person in respect of the deferred purchase price of assets or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (e) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of the type otherwise described in this definition of any other Person, (f) asset securitizations and synthetic leases, (g) all obligations of such Person as a lessee under Capital Leases, (h) all net indebtedness, liabilities and other monetary obligations under interest rate, credit, commodity and foreign exchange swaps or similar transactions entered into for the purpose of hedging such Person’s exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices and all cancellations, buybacks, reversals, terminations or assignments of any such transaction, and (i) all liabilities which would under GAAP be shown on such Person’s balance sheet as a liability.

“Default” means an event, condition or occurrence that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the lesser of (a) the sum of (i) the Adjusted LIBOR Rate for such Loan (which shall be adjusted, from time to time, simultaneously with any change in the LIBOR Rate) plus (ii) two percent (2.0%) and (b) the Maximum Rate.

“Deposit Account” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a nonnegotiable certificate of deposit or a demand, time, savings, passbook, or similar account maintained with a bank.

“Designated Account” means Deposit Account No. 8026224586 maintained at PNC in the name of Borrower Representative, and any other Deposit Account replacing such Deposit Accounts with Lender’s consent, including pursuant to Section 5.3(c).

“Distribution” means, for any Person: (a) any dividend, payment or distribution (whether in cash, securities or other property) made on account of any class of such Person’s Equity Interests or (b) any payment (whether in cash, securities or other property) on account of, or setting apart of assets for a sinking or analogous fund for, the purchase, redemption, retirement, cancellation, termination, defeasance or acquisition of any (i) shares of its Equity Interests or (ii) options, warrants or other rights to purchase Equity Interests in such Person.

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“Document” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, or any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, and which purports to be issued by or addressed to a bailee and purporting to cover goods in the bailee’s possession which are either identified or are fungible portions of an identified mass. “Document” includes, without limitation, electronic documents.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to a Person for any period, an amount equal to (a) consolidated net earnings (or loss) from continuing operations, for such period minus (b) extraordinary gains for such period plus (c) Interest Expense (whether paid or accrued), income taxes, depreciation and amortization for such period plus (d) Approved Add Backs for such period, plus (e) for the first four Fiscal Quarters after the Agreement Date only, beginning with the Fiscal Quarter ending March 31, 2020 and ending with the Fiscal Quarter ending December 31, 2020, closing costs for this Agreement and the transactions contemplated hereby in an aggregate amount not to exceed $150,000, in each case determined for such Person and its Subsidiaries on a consolidated basis in accordance with GAAP on a rolling twelve month basis ending on the last day of the measurement period.

“Eligible Account” means, with respect to any Borrower, an Account of such Borrower which is acceptable to Lender for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Lender from time to time in its Permitted Discretion. Without limiting the discretion of Lender to establish other criteria of ineligibility, unless otherwise agreed by Lender, Eligible Accounts of any Borrower shall not include any Account: (a) which is not owned exclusively by such Borrower, (b) which is not subject to a first priority and perfected security interest in favor of Lender or which is subject to any other Lien, (c) with respect to which (i) more than 90 days have elapsed since the date of the original invoice or which is unpaid, in whole or in part, more than 60 days after its original due date, with regard to Accounts owing by each Account Debtor other than Goodrich and Pratt & Whitney, and (ii) more than 120 days have elapsed since the date of the original invoice or which is unpaid, in whole or in part, more than 60 days after its original due date, with regard to Accounts owing by Goodrich or Pratt & Whitney, (d) if twenty-five percent (25%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon to such Borrower or any of its Affiliates is classified as ineligible under clause (c) above, (e) owed by an Account Debtor whose total obligations (including the obligations of such Account Debtor’s Affiliates) owing to Borrowers and their Affiliates that would, but for this clause (e), constitute Eligible Accounts, exceed the Applicable Concentration Percentage of the aggregate amount of all Eligible Accounts of the Borrowers, to the extent such obligations owing by such Account Debtor are in excess of such percentage, (f) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis or a progress billing under an agreement which requires further performance by such Borrower, is otherwise contingent on such Borrower’s completion of any future performance or is subject to any other terms by reason of which the payment by the Account Debtor may be conditional, (g) with respect to which any of the following events has occurred as to the Account Debtor on such Account: the filing of any petition for relief under the Bankruptcy Code or other insolvency laws, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, its dissolution, the sale or transfer of all or any material part of the assets or the cessation of the business as a going concern, (h) owed by an Account Debtor which does not maintain its chief executive office in the United States or Canada (not including Quebec) or is not organized under the laws of the United States or Canada (not including Quebec) or any state or province thereof, (i) which is not payable in United States Dollars, (j) owed by an Account Debtor which is an Affiliate or employee of any Borrower or any of Borrowers’ Affiliates, (k) with respect to which either the perfection, enforceability, or validity of Lender’s Lien in such Account, or Lender’s right or ability to obtain direct payment to Lender of the proceeds of such Account, is governed by any federal, state, provincial or local statutory requirements other than those of the UCC, or comparable law of Canada (not including Quebec), or the Federal Assignment of Claims Act (the eligibility requirements of which are governed by clause (q) below), (l) owed by an Account Debtor to which such Borrower or any of its Affiliates are indebted in any way, or which is subject to any right of setoff or recoupment, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim, (m) which is evidenced by a promissory note or other instrument or by chattel paper, (n) which arises out of a sale not made in the ordinary course of such Borrower’s business, (o) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been fully performed by such Borrower, and, if applicable, accepted by the Account Debtor, or with respect to which the Account Debtor has revoked its acceptance of any such goods or services, (p) which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by such Borrower to Lender with respect to such Account or otherwise requires the consent of the respective Account Debtor in order for the Lender to obtain direct payment of the proceeds of such Account (except for Permitted Government Accounts), (q) other than with respect to Permitted Government Accounts, with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States or (ii) any state of the United States or province or territory of Canada or any department agency or instrumentality of such state , province or territory, (r) with respect to which the Account Debtor is an individual or natural person, (s) with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Country, (t) with respect to which the books and records evidencing or otherwise relating to such Account are located in a public warehouse, are in possession of a bailee or are in a facility leased by such Borrower or subject to a mortgage lien, unless the warehouseman, bailee, lessor or mortgagee, as the case may be, has executed an enforceable Collateral Access Agreement, or in the case of leased premises Lender in its discretion has established a reserve in the amount of at least three months’ rent, (u) with respect to which Lender believes that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay, or (v) owed by an Account Debtor, to the extent the amount owing thereon exceeds the credit limit extended to such Account Debtor by such Borrower. The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Lender reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Accounts, at any time, without prior notice.

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“Eligible Canadian Account” means an Eligible Account owed by an Account Debtor which maintains its chief executive office in Canada (not including Quebec) or is organized under the laws of Canada (not including Quebec) or any province thereof

“Eligible Equipment” means, with respect to any Borrower, Equipment and Machinery of such Borrower that is designated by Lender as eligible from time to time in its Permitted Discretion, but excluding Equipment and Machinery having any of the following characteristics:

(a) with respect to Equipment, it is located at premises other than those (i) owned by such Borrower or (ii) leased and controlled by such Borrower and as to which an enforceable Collateral Access Agreement with the owner and any mortgagee of such premises shall have been delivered to Lender, or Lender in its discretion has established a reserve in the amount of at least three months’ rent;

(b) with respect to Machinery, it is located at premises other than those owned by such Borrower;

(c) it is located outside the United States of America;

(d) it is not subject to the first priority, valid and perfected security interest of Lender or it is subject to any other Lien;

(e) it is damaged or defective or not used or usable in the ordinary course of such Borrower’s business as presently conducted or is obsolete or not currently saleable or has been removed from services;

(f) it is not covered by “all risk” hazard insurance for an amount equal to its replacement cost;

(g) it requires proprietary software in order to operate in the manner in which it is intended and such software is not freely assignable to Lender or any potential purchaser thereof;

(h) it consists of computer hardware, software, tooling, or molds;

(i) it is not owned exclusively by such Borrower or as to which such Borrower does not have good, valid and marketable title thereto; or

(j) it is otherwise deemed unacceptable by Lender in its Permitted Discretion.

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“Eligible Government Account” means an Account (a) with respect to which the Account Debtor is the United States of America or any political subdivision, department, agency or instrumentality thereof pursuant to a contract for which a completed task order has been approved for billing by the applicable Account Debtor, (b) which is not a Permitted Government Account, (c) with respect to which not more than 90 days have elapsed since the date of the original invoice and which is not unpaid, in whole or in part, more than 60 days after its original due date and (d) which is an Eligible Account but for the requirements of clauses (p) and (q) of the definition of “Eligible Account” set forth in this Section 1.1.

“Eligible Inventory” means, with respect to any Borrower, Inventory of such Borrower which is acceptable to Lender for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Lender from time to time in its Permitted Discretion. Without limiting the discretion of Lender to establish other criteria of ineligibility, unless otherwise agreed by Lender, Eligible Inventory shall not include any Inventory: (a) which is not owned exclusively by such Borrower or as to which Borrower does not have good, valid and marketable title thereto, (b) which is not subject to a first priority and perfected security interest in favor of Lender or which is subject to any other Lien, (c) other than finished goods, work in process and raw materials Inventory, (d) which is not in good condition, or is unmerchantable or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale, (e) which is not currently either usable or salable, at prices approximating at least cost, in the normal course of such Borrower’s business, or is slow moving or stale, (f) which is obsolete or returned or repossessed or used goods taken in trade or goods that constitute spare parts, packaging and shipping materials or supplies used or consumed in such Borrower’s business, (g) which is located outside the United States or is in-transit to or from a location of such Borrower (other than in-transit from one location set forth on Schedule 7.11 to another location set forth on Schedule 7.11), (h) as to which such Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower) or which is located in a public warehouse or is in possession of a bailee or in a facility leased by such Borrower or an Affiliate thereof or subject to a mortgage lien unless the warehouseman, bailee, lessor, or mortgagee, as the case may be, has delivered to Lender a Collateral Access Agreement, or in the case of leased premises Lender in its discretion has established a reserve in the amount of at least three months’ rent, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, (i) which is on consignment from any consignor, or on consignment to any consignee, (j) is subject to a bill of lading or other document of title or (k) that contains or bears any Proprietary Rights licensed to such Borrower by another Person unless such Borrower has delivered to Lender a consent or sublicense agreement from such licensor in form and substance acceptable to Lender or Lender is otherwise satisfied that it may sell or otherwise dispose of such Inventory in accordance with Section 11.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract of such Borrower with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement). The identification of specific exclusions from eligibility herein is not exclusive or exhaustive. Lender reserves the right in its Permitted Discretion to establish additional or different criteria for determining Eligible Inventory, at any time, without prior notice.

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“Environmental Laws” means any and all applicable federal, state, provincial, foreign or local statutes, laws, rules, regulations, ordinances, codes, binding and enforceable guidelines, binding and enforceable written policies or rules of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, relating to the environment, the effect of the environment or employee health or relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equipment” has the meaning prescribed for such term as defined by the UCC (which definition is incorporated herein by reference), wherever located, and whether now or hereafter existing, and all parts thereof, all accessions thereto and all replacements therefor. The Equipment includes, without limitation, with respect to a Person, all personal property used or useable by such Person in its business.

“Equity Interests” means, with respect to a Person, shares of capital stock, partnership interests, membership or limited liability company interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options, participations or other rights entitling the holder thereof to purchase or acquire any such interest, whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Credit Party under Section 414(b) of the IRC, (b) any Person, trade or business (whether or not incorporated) subject to ERISA whose employees are treated as being employed by the same employer as the employees of any Credit Party under Section 414(c) of the IRC, (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party is a member under Section 414(m) of the IRC, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Credit Party and whose employees are aggregated with the employees of any Credit Party under Section 414(o) of the IRC.

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“ERISA Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) as to which any Credit Party or any ERISA Affiliate (a) is (currently or hereafter), or at any time during the immediately preceding six (6) years has, sponsored, maintained or contributed to on behalf of any of its employees or (b) has (currently or hereafter), or has had at any time within the preceding six (6) years, any liability (contingent or otherwise).

“Event of Default” has the meaning prescribed by Section 10.1.

“Excess Cash Flow” means, an amount, determined as of the end of each Fiscal Year of Parent and based upon the financial statements delivered to Lender pursuant to Section 8.4(a), equal to the difference between (a) EBITDA for such period, minus (b) the sum of (i) unfinanced Capital Expenditures during the applicable period in an amount not exceeding the amount permitted by this Agreement, (ii) taxes paid during the applicable period, (iii) Distributions made by Parent during the applicable period (provided that Distributions by Parent are not permitted without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole and absolute discretion), and (iv) regularly scheduled payments of principal and interest paid on all long-term Debt during the applicable period (and expressly not including any payments on the Revolving Loans or any prepayments of any amounts on any other Debt), in each case determined for the Parent and their its Subsidiaries on a consolidated basis in accordance with GAAP on the last day of the measurement period.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Account” means (a) any Deposit Account of a Credit Party specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, and (b) the Permitted Citibank Accounts.

“Excluded Property” means, with respect to any Credit Party, collectively, (i) property of such Credit Party subject to Liens permitted by clauses (d) or (m) of the definition of Permitted Liens solely in the event and to the extent that a grant or perfection of a Lien in favor of Lender on any such property is prohibited by or results in a breach or termination of, or constitutes a default under, the documentation governing such Liens or the obligations secured by such Liens (other than to the extent that such terms would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Lender’s Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such terms or the obtainment of such consents, such property shall cease to constitute Excluded Property and shall be Collateral, (ii) any personal property lease, contract, permit, license, franchise or letter of credit right of such Credit Party, solely in the event and to the extent that a grant or perfection of a Lien on such personal property lease, contract, permit, license, franchise or letter of credit right is prohibited by applicable law or results in a breach or termination of, or constitutes a default under, any such personal property lease, contract, permit, license, franchise or letter of credit right (other than to the extent that such law or terms would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction and other than to the extent all necessary consents to creation, attachment and perfection of the Lender’s Liens thereon have been obtained) and, in any event, immediately upon the ineffectiveness, lapse or termination of such law or terms or the obtainment of such consents, such personal property lease, contract, permit, license, franchise or letter of credit right shall cease to constitute Excluded Property and shall be Collateral, (iii) the voting equity interests of controlled foreign corporations (as defined in the IRC) of such Credit Party in excess of 65% of the voting rights of such corporations and (iv) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use trademark application shall cease to constitute Excluded Property and shall be Collateral.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) U.S. federal withholding Taxes imposed under FATCA.

“FAA” means the Federal Aviation Administration and any successor thereto.

“FAA Regulations” means any and all regulations by the FAA under the provisions of the Federal Aviation Act of 1958, as amended, or otherwise.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Fiscal Month” means a calendar month.

“Fiscal Quarter” means one of four fiscal quarters of a Fiscal Year, each consisting of a period of three (3) consecutive Fiscal Months, with the first of such quarters beginning on the first day of a such Fiscal Year and the last of such quarters ending on the last day of such Fiscal Year.

“Fiscal Year” means Credit Parties’ fiscal year for financial accounting purposes, beginning on January 1 and ending on December 31 of such year.

“Fitch” means Fitch Ratings Inc.

“Fixed Charge Coverage Ratio” means, for a Person on any date of determination, the ratio of (a) EBITDA less unfinanced Capital Expenditures to (b) (i) taxes paid in cash, plus (ii) to the extent Distributions have not been reflected in net income, Distributions that are made by Parent (provided that Distributions by Parent are not permitted without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole and absolute discretion), plus, (iii) Interest Expense paid in cash, plus (iv) principal payments made or required to be made on any and all long term Debt (other than in respect of the Revolving Loans prior to the Maturity Date), in each case determined for such Person and its Subsidiaries on a consolidated basis in accordance with GAAP on a rolling twelve month basis on such date of determination; provided, however, that for all calculations of Fixed Charge Coverage Ratio made for the first three (3) Fiscal Quarters ending after the Agreement Date, calculation of Interest Expense for clause (iii) above and principal payments for clause (iv) above shall be calculated as follows: (1) the amount of Interest Expense for the twelve months ending as of the end of the first such Fiscal Quarter shall be the amount equal to actual Interest Expense for such Fiscal Quarter, multiplied by four, (2) the amount of Interest Expense for the twelve months ending as of the end of the second Fiscal Quarter shall be the amount equal to actual Interest Expense for the two Fiscal Quarters then ended, multiplied by two, (3) the amount of Interest Expense for the twelve months ending as of the end of the third Fiscal Quarter shall be the amount equal to actual Interest Expense for the three Fiscal Quarters then ended, multiplied by 1.33, and (4) the amount of such principal payments shall be $542,857.

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“Foreign Subsidiary” means a Subsidiary of a Credit Party organized under the laws of a jurisdiction not located in the United States.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied. Notwithstanding anything herein to the contrary, all financial statements delivered hereunder shall be prepared and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar account principal) permitting a Person to value its financial liabilities at the fair value thereof.

“General Intangibles” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and in any event includes, without limitation, all intangible personal property of every kind and nature (other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Securities Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights, letters of credit and money), including, without limitation, contract rights, business records, rights and claims against carriers and shippers, customer lists, registrations, licenses, franchises, tax refund claims, rights to indemnification, warranty or guaranty contract, claims for any damages arising out of or for breach or default under or in connection with any contract, rights to exercise or enforce remedies, powers and privileges under any contract and rights and claims to any amounts payable under any contract of insurance, including without limitation, business interruption, property, casualty, key employee life or any other insurance.

“Goodrich” means Goodrich Corporation and its Affiliates.

“Governmental Authority” means any federal, state or local government, any subdivision thereof, and any agency, entity, instrumentality or authority owned or controlled thereby.

“Guarantor” means, collectively, Parent and each direct or indirect Subsidiary of Parent (other than a Borrower or a Foreign Subsidiary), and includes each Person that is required to execute a Guaranty Agreement in favor of Lender after the Agreement Date pursuant to Section 8.16, and the successors and permitted assigns of each such Person.

“Guaranty” means, with respect to a Person, any direct or indirect guaranty by such Person of any Debt or other obligation of another Person or any obligation by such Person to purchase or acquire or otherwise protect or insure a creditor against loss in respect of Debt or other obligations of another Person, but excluding customary contractual indemnities in contracts made in the ordinary course of business or under organizational documents.

“Guaranty Agreement” means each Guaranty Agreement now or hereafter executed by a Guarantor in favor of Lender pursuant to which such Guarantor guarantees the payment and/or performance of all or any portion of the Obligations of the Borrowers, in form and substance acceptable to Lender in its Permitted Discretion, as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

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“Indemnified Claims” means any and all claims, demands, actions, causes of action, judgments, obligations, liabilities, losses, damages and consequential damages, penalties, fines, costs, fees, expenses, Lender Expenses and disbursements (including without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against, or incurred or paid by, an Indemnified Person at any time and from time to time, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral, the Loan Documents (including enforcement of Lender’s rights thereunder or defense of Lender’s actions thereunder), any Default or Event of Default or any acts or omissions taken by such Indemnified Person in connection with this Agreement or administration of the Loan Documents.

“Indemnified Persons” means, collectively, Lender, and each of its Affiliates, Equity Interest owners, officers, directors, members, managers, partners, employees, agents and representatives.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) of this definition, Other Taxes.

“Initial Term Loan Advance” has the meaning given to such term in Section 2.1(b).

“Initial Term Loan Amount” means $3,800,000.

“Initial Term Loan Funding Date” has the meaning given to such term in Section 2.1(b).

“Installment Payment Date” means with respect to the Term Loan, the first day of each calendar month, commencing February 1, 2020, and continuing thereafter until the earlier of the Termination Date or the date on which the Term Loan has been irrevocably paid in full.

“Instrument” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Intangible Assets” means, for any Person, assets that are treated as intangible pursuant to GAAP, including, without limitation: (a) obligations owing to such Person by its stockholders, officers, directors, members, managers, partners, employees, subsidiaries, Affiliates or any Person in which any such stockholder, officer, director, member, manager, partner, employee, subsidiary, or Affiliate owns any interest and (b) any asset which is intangible or lacks intrinsic or marketable value or collectability, including, without limitation, goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises, organization or research and development costs.

“Interest Expense” means, for a Person for a period, total interest expense for such Person for such period, as determined in accordance with GAAP.

“Inventory” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, with respect to a Person, goods (including goods in-transit) that (a) are held or to be held by such Person for sale or lease or to be furnished under a contract of service, (b) are leased or to be leased by such Person as lessor or (c) consist of raw materials, work in process, finished goods or materials used or consumed in such Person’s business.

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“Inventory Sublimit” means $11,000,000.

“Investment” means, with respect to any Person, any investment made, directly or indirectly by such Person in, to or with respect to any other Person, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, whether by (a) acquisition of shares of capital stock or other Equity Interests, indebtedness, securities or other obligations, (b) a loan, guarantee, advance, capital contribution or other like investment, or (c) any purchase or other acquisition (or any commitment to make any such purchase or other acquisition) of all or a material portion of the assets of (or any division or business line of) any other Person, in each case, whether made in cash, by the transfer of property or otherwise (including, without limitation, any joint venture relationship).

Investment Grade Company” means, as of any date, a Person with a Credit Rating of BBB or higher by S&P (or the equivalent rating by Moody’s or Fitch).

“Investment Property” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a security (whether certificated or uncertificated), security entitlement, securities account, commodity contract, or commodity account.

“IRC” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning given to such term in Section 8.16.

“Lender” has the meaning given to such term in the preamble hereto.

“Lender Account” means Sterling National Bank account number 6700044124, ABA number 221970443, or such other account as Lender may from time to time specify to Borrower Representative in writing.

“Lender Expenses” has the meaning prescribed by Section 13.5.

“Lender’s Liens” means Liens granted (or purported to be granted) in favor of Lender pursuant to this Agreement or any of the other Loan Documents.

“Letter of Credit Rights” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance and whether or not evidenced by a writing.

“LIBOR Rate” means the greater of (i) the rate per annum published on each Business Day in the “Money Rates” table of The Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the one-month LIBOR rate, adjusted daily, and (ii) 1.00%; provided, that, if any change in market conditions or any change in Applicable Law shall at any time after the date hereof, in the reasonable opinion of the Lender, make it unlawful or impractical for the Lender (other than as a result of the Lender’s creditworthiness) to fund or maintain Loans at the LIBOR Rate or to continue such funding or maintaining, or to determine or change interest rates based on the LIBOR Rate then the LIBOR Rate shall be a rate per annum determined by the Lender in its Permitted Discretion.

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“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, collateral assignment, charge, claim, or lien arising from a security agreement, mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, conditional sale, trust receipt, lease, consignment or bailment for security purposes or similar agreement, or any contingent or other agreement to provide any of the foregoing.

“Loan” means any loan or advance made by Lender to Borrowers under this Agreement and includes Revolving Loans and the Term Loan, and “Loans” means, collectively, all such loans and advances.

“Loan Documents” means this Agreement, each Guaranty Agreement, each Subordination Agreement, each Term Note (if any), each Revolving Note (if any), each Pledge Agreement, each Control Agreement, each Collateral Access Agreement, and any other documents, instruments or agreements heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to or executed by any Credit Party in connection with the Obligations, the Collateral or any other aspect of the transactions contemplated by this Agreement, and in each case including any and all renewals, extensions, modifications, amendments, or restatements of any of the foregoing.

“Machinery” refers to Collateral that would be classified within the definition of “Equipment” but for the fact that such items have become so affixed to the related Real Property that an interest has arisen therein under real property law.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means the occurrence of any of the following: (i) a material adverse change in, or effect on, the business, assets, operations, prospects or financial condition of any Credit Party, (ii) a material impairment of the ability of any Credit Party to perform any obligations under the Loan Documents to which it is a party, (iii) a material adverse effect upon the Collateral or the validity, perfection or priority of Lender’s Liens on the Collateral, or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Maturity Date” means (a) September 30, 2020, in the event that Credit Parties do not satisfy in full the requirements set forth in Section 8.20(b) before such date, and (b) December 30, 2022 in the event that Credit Parties satisfy in full the requirements set forth in Section 8.20(a) before the date specified therein.

“Maximum Rate” means the maximum rate of interest permitted to be charged under Applicable Law from time to time in effect; provided, that in the event Applicable Law provides for an interest ceiling on any day under Chapter 303 of the Texas Finance Code, as amended (the “Texas Finance Code”), for that day the ceiling shall be the “monthly ceiling” as referred to and in effect from time to time under the provisions of Section 303.004 of the Texas Finance Code.

“Maximum Term Loan Advance Amount” means, on any day, an amount equal to (a) the Term Loan Commitment minus (b) the aggregate principal amount of Term Loan Advances made by Lender prior to such day pursuant to Section 2.1(b).

“Moody’s” means Moody’s Investors Service, Inc.

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“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Amount” means, (a) with respect to an Eligible Account or Eligible Government Account of any Borrower at any time, an amount equal to: (i) the gross amount of such Account less (ii) sales, excise or similar taxes, and all returns, discounts, claims, credits, rebates and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed, (b) with respect to Eligible Inventory at any time, the net orderly liquidation value of such Inventory, as determined pursuant to the most recent appraisal acceptable to Lender in its discretion, and (c) with respect to Term Loan Primary Collateral at any time, the net orderly liquidation value thereof, as determined pursuant to the most recent appraisal acceptable to Lender in its discretion.

“Obligations” means all obligations, liabilities and indebtedness now or hereafter owing by any Credit Party to Lender pursuant to or otherwise arising in connection with this Agreement or any other Loan Documents, including, without limitation, all loan repayment obligations, accrued interest obligations (including interest that accrues after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), Indemnified Claims, Lender Expenses (including any fees or expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all obligations or liabilities arising from Bank Products, premiums, fees, or guaranties arising out of, under, pursuant to, in connection with or evidenced by this Agreement or any other Loan Document, in each case, whether direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, including indebtedness, liabilities and obligations, if any, which may be assigned to or acquired by Lender, and any and all renewals and extensions of the foregoing or of any part thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transactions pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning given to such term in the preamble hereto.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107–56) as amended, supplemented or replaced from time to time.

“Payment Intangibles” means all “payment intangibles” as defined in the UCC, which definition is incorporated herein by reference.

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“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” means any perfection certificate executed by the Credit Parties on and as of the Agreement Date which provides information with respect to the assets and/or property of such Credit Parties as of the Agreement Date and is in form acceptable to Lender in its Permitted Discretion and any additional similar perfection certificate delivered by one or more Credit Parties to the Lender after the Agreement Date pursuant to Section 8.16.

“Permitted Citibank Accounts” means the following Deposit Accounts maintained with Citibank NA: (a) Deposit Account No. 6792034870 so long as the aggregate balance of funds in such account does not exceed $15,000 at any time, and (b) Deposit Account No. 075 060 954 so long as such Deposit Account is specially and exclusively used for payroll.

“Permitted Debt” shall have the meaning given to such term in Section 9.5.

“Permitted Discretion” means a determination made by the Lender in the exercise of its commercially reasonable business judgment (from the perspective of a secured asset-based lender).

“Permitted Disposition” shall have the meaning given to such term in Section 9.8.

“Permitted Government Account” means an Account with respect to which (a) the Account Debtor is the United States of America or any political subdivision, department, agency or instrumentality thereof, (b) a copy of the related contract has been delivered to Lender, (c) a completed task order has been approved for billing by the applicable Account Debtor, and (d) the Federal Assignment of Claims Act, as amended, or any similar law, if applicable, has been complied with in a manner satisfactory to the Lender.

“Permitted Holders” means, collectively, Michael Taglich, Robert Taglich, and Taglich Brothers Inc.

“Permitted Investment” means, with respect to any Credit Party, (a) advances made in connection with purchases of goods and services in the ordinary course of business, (b) acquisitions (not otherwise prohibited by this Agreement) of Equipment by such Credit Party for use in the ordinary course of business, (c) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business, (d) guarantees constituting Permitted Debt, (e) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America, that mature within one year from the date of acquisition thereof, (f) certificates of deposit maturing within one year from the date of acquisition, issued by a commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000, (g) commercial paper of an issuer rated at least A-1 by S&P or P-1 from Moody’s, (h) money market mutual funds so long as substantially all of the assets of such fund are comprised of securities of the type described in clauses (e), (f) and (g) above, (i) travel and similar advances to employees made in the ordinary course of business, and (j) ordinary extensions of credit and loans to customers buying goods, supplies and services in the ordinary course of business so long as not for longer periods than in the ordinary course of business and payable on customary trade terms for such Credit Party, and (k) receivables owing to such Credit Party created or acquired in the ordinary course of business, so long as not for longer periods than in the ordinary course of business and payable on customary trade terms.

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“Permitted Liens” means, with respect to any Credit Party, (a) Lender’s Liens, (b) Liens for unpaid taxes, assessments or other governmental charges or levies that either (i) are not delinquent or (ii) do not have priority over the Lender’s Liens and are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of such Credit Party in accordance with GAAP, (c) Liens, if any, described in Schedule 7.22, but only to the extent such Liens secure Permitted Debt existing on the Agreement Date and any Refinancing Debt, (d) Liens which constitute purchase money Liens and secure Debt permitted under clause (d) of Section 9.5, but only to the extent such Liens attach only to the property acquired by the incurrence of such purchase money secured Debt and such Liens only secure the Debt incurred to acquire such property or any related Refinancing Debt, (e) the interests of lessors or sublessors under operating leases entered into in the ordinary course of business and not prohibited by any other provision hereof, (f) statutory Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business of such Credit Party and not in connection with the borrowing of money, and which Liens are for sums not delinquent or sums being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of such Credit Party in accordance with GAAP, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (j) judgment liens in respect of judgments that do not constitute an Event of Default, (k) non-exclusive licenses of intellectual property rights granted by such Credit Party in the ordinary course of business, (l) with respect to real property, zoning restrictions, easements, rights of way, restrictions, reservations, declarations, licenses, covenants, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of such Credit Party, (m) Liens on cash deposits to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, insurance, leases, government contracts, trade contracts, performance and return of money bonds, letters of credit and other similar obligations (exclusive of obligations for the payment of borrowed money) entered into in the ordinary course of business, (n) security deposits to public utilities or to any municipalities or Governmental Authority or other public authorities when required by such utility, municipality, Governmental Authority or other public authority in connection with the supply of services or utilities, and (o) statutory or common law rights of setoff of depository banks with respect to funds of Credit Parties at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with Deposit Accounts maintained by Credit Parties at such banks (but not any other Debt or other obligations).

“Person” means any natural person, corporation, joint venture, limited liability company, general partnership, limited partnership, limited liability limited partnership, trust, land trust, unincorporated organization or Governmental Authority.

“Pledge Agreement” means, collectively, each Pledge Agreement now or hereafter executed by any Credit Party in favor of the Lender, pursuant to which such Credit Party pledges and grants to Lender, as security for such Credit Party’s Obligations, a security interest in all or any portion of the Equity Interests owned by it, in form and substance acceptable to Lender in its Permitted Discretion, as amended, restated, supplemented or otherwise modified from time to time.

“PNC” means PNC Bank, National Association, a national banking association.

“Pratt & Whitney” means Pratt & Whitney and its Affiliates.

LOAN AND SECURITY AGREEMENT – Page 18

“Proprietary Rights” means collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational, foreign laws or otherwise, including, without limitation, inventions, invention disclosures, designs, blueprints, plans, specifications, licenses, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, trade secrets, domain names, good will and all licenses and rights related to any of the foregoing, including, without limitation, all royalties, license fees or other payments due under or in respect of any of the foregoing, all extensions, renewals, reissues, divisions and continuations of any of the foregoing, and all rights to sue at law or in equity for past, present and future infringement, misappropriation, violation or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Protective Advances” has the meaning set forth in Section 2.4.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party and the improvements thereto.

“Refinancing Debt” means, with respect to any Debt of any Person, refinancings, renewals, or extensions thereof so long as (a) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations or materially impair such Person’s creditworthiness, (b) the terms of such refinancings, renewals and extensions are not less favorable to the obligor thereon or to the Lender than the Debt so refinanced, renewed or extended (individually or in the aggregate), (c) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Debt so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Debt so refinanced, renewed, or extended, (e) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Debt so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to such Person, (f) if the Debt that is refinanced, renewed, or extended (or any Lien securing such Debt) was subordinated in right of payment or priority to the Obligations (or any Lien securing any Obligations), then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Debt and any Liens securing such Debt, and (g) the Debt that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than that Person or those Persons which were obligated with respect to the Debt that was refinanced, renewed, or extended.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to an ERISA Benefit Plan that is subject to Title IV of ERISA other than those events as to which the 30 day notice period is waived under 29 C.F.R. Sections 4043.22, .23, ..25, .27 or .28.

“Reporting Date” means, with respect to any Schedule hereto, (i) initially, the Agreement Date and (ii) thereafter, the most recent date as to which such Schedule was updated or required to be updated, as applicable, in accordance with the terms hereof.

“Responsible Officer” means, for any Person, the chief executive officer, chief financial officer, chief accounting officer or president of such Person and, in addition, with respect to a Borrowing Base Certificate or a Compliance Certificate, the treasurer of such Person or any other Person authorized by board resolution and approved by Lender in its Permitted Discretion.

“Revolving Credit Limit” means $16,000,000.

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“Revolving Loans” has the meaning set forth in Section 2.1(a).

“Revolving Note” has the meaning set forth in Section 2.1(a).

“S&P” means Standard & Poor’s Rating Group.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, any other U.S. government entity, the United Nations Security Council or any similar list maintained by Canada, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any Person described in clauses (a) or (b) of this definition.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury or (b) the United Nations Security Council, the European Union of Her Majesty’s Treasury of the United Kingdom or the relevant sanctions authority of Canada, and in each case, the regulations promulgated thereunder.

“Securities Account” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference.

“Securities Intermediary” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference.

“Settlement” has the meaning set forth in Section 2.5(b)

“Settlement Date” has the meaning set forth in Section 2.5(b).

“Shareholder’s Equity” means, as of any date, stockholder’s or member’s equity as determined in accordance with GAAP or, in the case of a partnership, a partner’s partnership interest.

“Solvent” means, when used with respect to any Person at any time of determination, that:

(a) the assets of such Person, at a fair valuation, are in excess of the total amount of its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities); and

(b) the present fair saleable value of such Person’s assets is greater than the total amount of its existing debts (including contingent, subordinated, unmatured and unliquidated liabilities) as such debts become absolute and matured; and

(c) such Person is then able and expects to be able to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they mature; and

(d) such Person has capital sufficient to carry on its business as conducted and as proposed to be conducted.

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For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means (a) Debt (whether secured or unsecured) that is subordinated to the Obligations pursuant to a Subordination Agreement or (b) unsecured Debt that is subordinated in right of payment to the Obligations, on terms acceptable to Lender in its Permitted Discretion, in each case that from and after September 30, 2020 does not have a final maturity on or before the date that is six months after the Maturity Date.

“Subordination Agreement” means any subordination agreement among Lender, the applicable Credit Party and the applicable third party creditor (including, without limitation, any Affiliate of such Credit Party), pursuant to which all obligations and indebtedness now or hereafter owing by such Credit Party to such creditor are subordinated to the Obligations in right of payment and claim, and all Liens securing such obligations and indebtedness are subordinated to Lender’s Liens in the Collateral, in form and substance satisfactory to Lender in its Permitted Discretion.

“Subsidiary” means, with respect to a Person, any other Person of which more than ten percent (10%) of the voting Equity Interests is owned or controlled directly or indirectly by such Person or one or more of its Subsidiaries, or a combination thereof; provided that, for the purposes of this definition, any Person that is required to be consolidated with a Credit Party in accordance with GAAP will be considered to be a Subsidiary of such Credit Party.

“Supporting Obligations” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority or taxing authority thereof or therein, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Maturity Date, (b) the day on which the obligations of Lender to make Loans hereunder have been terminated pursuant to Section 12.1 or (c) the day on which the Obligations first become due and payable in full (or, with the exception of contingent indemnity obligations for which no claim has been asserted, are paid in full) and the obligation of Lender to make Loans hereunder are terminated.

Termination Event” shall mean (i) a Reportable Event with respect to any ERISA Benefit Plan; (ii) the existence with respect to any ERISA Benefit Plan of a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC); (iii) the withdrawal of any Credit Party or any ERISA Affiliate from an ERISA Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iv) the providing of notice of intent to terminate an ERISA Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (v) the institution by the PBGC of proceedings to terminate an ERISA Benefit Plan or Multiemployer Plan; (vi) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vii) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization.

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“Term Loan” has the meaning given to such term in Section 2.1(b).

“Term Loan Advance” has the meaning given to such term in Section 2.1(b).

“Term Loan Commitment” means $3,800,000.

“Term Loan Commitment Period” means the period from the Agreement Date through the earliest of March 30, 2020 and the Termination Date.

“Term Loan Primary Collateral” means the Eligible Equipment of Borrowers listed in Schedule 1.2 attached hereto.

“Term Note” has the meaning given to such term in Section 2.1(b).

“Total Facility” means on any date of determination an amount equal to the sum of (a) the Revolving Credit Limit plus (b) the Term Loan Commitment.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“UCC” means the Uniform Commercial Code in effect in the State of New York, as amended from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

Section 1.2. Interpretive Provisions. Unless expressly provided otherwise, any term which is defined by the UCC, wherever used in this Agreement, shall have the same meaning as is prescribed by the UCC. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context indicates otherwise, references to “Section,” “Subsection,” “clause” “Schedule” and “Exhibit” are references to this Agreement. The term “documents” (if not capitalized as a defined term) includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” Unless the context requires otherwise, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” The term “discretion” when used in reference to a Person means, unless qualified by the word(s) “reasonable” or Permitted Discretion, the sole and absolute discretion of such Person, honestly determined by such Person under the circumstances. Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other contractual documents shall be deemed to include all subsequent amendments, restatements and other modifications thereto, and references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among the parties, have been reviewed by counsel to each party and are the products of all parties, and in consideration thereof, it is agreed that they shall not be construed against either party solely because of such party’s involvement in their preparation. Unless otherwise specified, any reference to time shall be deemed to mean Central Standard Time or Central Daylight Time, as applicable, as in effect in Dallas County, Texas.

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ARTICLE II
LOANS

Section 2.1. Loans.

(a) Revolving Loans. Subject to the terms and provisions of this Agreement, Lender agrees to make advances to Borrowers from time to time during the period from the date of this Agreement to the Termination Date in an amount not exceeding the Availability as of such time of determination (such advances made by Lender pursuant to this Section 2.1(a) collectively, the “Revolving Loans”); provided, that in no event shall the aggregate outstanding principal balance of the Revolving Loans exceed the Revolving Credit Limit. Borrower may borrow, repay and re-borrow Revolving Loans from time to time, subject to the terms of this Agreement. Lender shall have the continuing right to establish and maintain any reserves for purposes of calculating the Borrowing Base in such amounts and at such times and with respect to such matters and for such purposes as Lender deems appropriate without prior notice to Borrowers, including reserves with respect to collection performance, slow moving or obsolete Inventory, dilution of Accounts, contingencies, amounts a Borrower is or may be required to pay (such as taxes, freight and shipping charges, duties, insurance premiums, amounts owing to licensors, landlords, warehousemen, carriers, mechanics, materialmen, laborers or suppliers, or ad valorem, excise, sales, or other taxes) or any other matter in Lender’s discretion. Any such reserves are solely for purposes of calculating the Borrowing Base and do not constitute or represent cash funds. No Revolving Loans shall be evidenced by a note unless requested otherwise by Lender, in which case the Revolving Loans shall be evidenced by a note executed by Borrowers in favor of Lender (as amended, supplemented, restated or otherwise modified, the “Revolving Note”) in form and substance reasonably satisfactory to Lender.

(b) Term Loan. Subject to the terms and provisions of this Agreement, Lender agrees to make a term loan to Borrowers for the purpose of financing Eligible Equipment once all conditions precedent to the initial funding hereunder have been met in accordance with Sections 6.1 and 6.3 (such date, the “Initial Term Loan Funding Date”) in an amount equal to the Initial Term Loan Amount (the “Initial Term Loan Advance”). Thereafter, subject to the terms and provisions of this Agreement, Lender agrees to make additional term loan advances to Borrowers from time to time during the Term Loan Commitment Period for the purpose of refinancing Eligible Equipment in an amount not to exceed the lesser of (i) the Applicable Term Loan Advance Amount and (ii) the Maximum Term Loan Advance Amount at such time (such term loan advances and the Initial Term Loan Advance, collectively, the “Term Loan Advances” and each a “Term Loan Advance”); provided, that no more than five (5) Term Loan Advances will be made after the Agreement Date. Amounts paid on the Term Loan may not be re-borrowed. The Term Loan shall not (and no portion of the Term Loan shall) be evidenced by a note unless requested by Lender, in which case the Term Loan shall be evidenced by a note executed by Borrowers in favor of Lender (as amended, supplemented, restated or otherwise modified, the “Term Note”) in form and substance satisfactory to Lender.

(c) Accounting for Loans. Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the outstanding Obligations of each Borrower to Lender, including without limitation the Obligations resulting from each Loan made by Lender to each Borrower from time to time, and the amounts of principal and interest payable and paid to Lender from time to time in respect of each Loan. The entries made in the electronic or written records maintained pursuant to this Section 2.1(c) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrowers to repay their respective Obligations in accordance with the terms of this Agreement and the other Loan Documents.

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Section 2.2. Request for and Making of Revolving Loans and Term Loan Advances.

(a) Request for Revolving Loans and Term Loan Advances. Borrower Representative shall request each Revolving Loan, on behalf of all Borrowers, by delivering to Lender a written Borrowing Notice, signed by a Responsible Officer of Borrower Representative, accompanied by a Borrowing Base Certificate complying with Section 8.5 and reflecting sufficient Availability. After the Agreement Date, Borrower shall request each Term Loan Advance, on behalf of all Borrowers, by delivering to Lender a written Borrowing Notice, signed by a Responsible Officer of Borrower Representative, payoff letters as required by Section 6.2, and such other information as Lender may require relating to Eligible Equipment being refinanced by such Loan. Unless otherwise agreed by Lender, each request for a Loan shall be irrevocable and, in order to be effective, must be received by Lender prior to 10:00 a.m., Dallas time, on the requested funding date, specifying (i) the amount of the requested Loan, and (ii) the requested funding date, which shall be a Business Day.

(b) Making of Loans. Lender shall make the amount of any requested borrowing available to Borrowers on the applicable funding date by transferring immediately available funds equal to such amount to the Designated Account; provided, however, that Lender shall not be required (nor have any obligation) to make any advance if (1) one or more of the applicable conditions precedent set forth in Article VI will not be satisfied on the requested funding date for the applicable borrowing unless such condition has been waived, (2) with respect to a request for a Revolving Loan, the requested borrowing would exceed the Availability on such funding date or, after giving effect thereto, cause the aggregate principal amount outstanding of the Revolving Loans to exceed the Revolving Credit Limit or (3) with respect to a request for a Term Loan Advance, the requested borrowing would, after giving effect thereto, cause the aggregate principal amount of the Term Loan to exceed the lesser of (i) the Term Loan Commitment or (ii) the amount equal to eighty-five percent (85%) times the Net Amount of the Term Loan Primary Collateral at such time. Lender shall make the amount of the Term Loan available to Borrowers on the Agreement Date by transferring immediately available funds equal to the Term Loan Amount to the Designated Account on such date; provided, however, that Lender shall have no obligation to make the Term Loan available to Borrowers unless all conditions precedent set forth in Article VI have been satisfied in full (or waived by Lender).

(c) Disbursement of Proceeds; Borrower Representative. Unless otherwise requested by Borrower Representative and agreed by Lender, the proceeds of each Loan, when funded, shall be disbursed by Lender to the Designated Account. Each Borrower shall have the full benefit of and access to each Loan made hereunder. Each Borrower (other than AIM) hereby designates and appoints AIM to act as Borrower Representative for and on behalf of it for purposes of requesting Loans and for all other purposes hereunder and under the other Loan Documents for which Borrower Representative acts from time to time. The agency relationship established pursuant to this Section 2.2(c) is for administrative convenience only and such agency relationship shall not extend to any matter outside the scope of the Loan Documents.

(d) Joint and Several Obligations. Each Borrower hereby agrees that the Obligations under this Agreement and the other Loan Documents are joint and several obligations of each Borrower.

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(e) No Fraudulent Conveyances. Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations and the Liens granted by Borrowers to secure the Obligations not constitute a “Fraudulent Conveyance” (as defined below). Consequently, the Lender and Borrowers agree that if the Obligations of a Borrower, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the Liens securing such Obligations shall, to the fullest extent permitted by Applicable Law, be valid and enforceable only to the maximum extent that would not cause such Obligations or such Liens to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

Section 2.3. Deemed Request for Revolving Loans. Each Borrower irrevocably authorizes the Lender, at its election and without necessity for request by any Borrower, to make a Revolving Loan to Borrowers in an amount equal to any amount due and owing by Borrowers pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and Lender Expenses, and to apply the proceeds thereof in payment of such Obligations. Any such Revolving Loans shall be secured by the Collateral and shall be included in the Obligations.

Section 2.4. Protective Advances. Upon the occurrence and during the continuance of a Default or an Event of Default, Lender may make from time to time in its discretion (but without any obligation to do so), Revolving Loans to Borrowers which Lender deems necessary or appropriate to preserve or protect the Collateral, or any portion thereof, or to enhance the likelihood of collection of any of the Obligations (“Protective Advances”). All such Revolving Loans shall be secured by the Collateral and shall be included in the Obligations.

Section 2.5. Cross Guaranty.

(a) Guaranty. Each Borrower (each referred to in this Section individually as a “Co-Borrower” and collectively, as the “Co-Borrowers”) hereby agrees that it is liable for, and hereby irrevocably, absolutely and unconditionally guarantees to Lender the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations and other amounts owed or hereafter owing to the Lender under this Agreement and the other Loan Documents by the other Co-Borrowers. Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section shall not be discharged until indefeasible payment and performance, in full, of the Obligations and other amounts owed or hereafter owing under this Agreement has occurred, and that its obligations under this Section shall be absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document;

(ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

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(iii) the existence, value or condition of, or failure to perfect its security interest in or lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(iv) the insolvency of any Co-Borrower; or

(v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations and other amounts guaranteed hereunder.

(b) Waivers. Each Co-Borrower expressly waives, to the fullest extent permitted by Applicable Law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to subrogation, to compel Lender to marshal assets or to proceed in respect of the Obligations and other amounts guaranteed hereunder against any other Co-Borrower, any other party or against any security for the payment and performance of the Obligations and other amounts before proceeding against, or as a condition to proceeding against, such Co-Borrower.

(c) Benefit of Guaranty. Each Co-Borrower agrees that the provisions of this Section are for the benefit of Lender and its successors, transferees, endorsees and assigns.

(d) Election of Remedies. If Lender, under Applicable Law, proceeds to realize its benefits under any of the Loan Documents giving Lender a security interest in or lien upon any Collateral, whether owned by any Co-Borrower or by any Guarantor, either by judicial foreclosure or by non judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of the rights and remedies under this Section. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Co-Borrower or any other Guarantor, whether because of any applicable laws pertaining to “election of remedies” or the like, each Co-Borrower hereby consents to such action by Lender and waives any defense to the Lender’s enforcement of remedies based upon such action, to the fullest extent permitted by Applicable Law. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower’s obligation to pay the full amount of the Obligations and other amounts owed or hereafter owing under this Agreement.

(e) Liability Cumulative. The liability of Co-Borrowers under this Section is in addition to and shall be cumulative with all liabilities of each Co-Borrower to Lender under this Agreement and other Loan Documents to which such Co-Borrower is a party or in respect of any Obligations or obligation of the other Co-Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(f) Limitation of Liability. Notwithstanding anything in this Section to the contrary, the liability of each Co-Borrower as a Guarantor hereunder shall, to the fullest extent permitted by Applicable Law, be limited to the maximum amount of liability that can be incurred without rendering such Person’s guaranty hereunder voidable under Applicable Law relating to fraudulent transfer or fraudulent conveyance, and not for any greater amount.

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ARTICLE III
INTEREST, FEES, REIMBURSEMENTS

Section 3.1. Interest.

(a) Except as otherwise provided herein, all outstanding Loans shall bear interest at a per annum rate equal to the lesser of (1) the Adjusted LIBOR for such Loan and (2) the Maximum Rate.

(b) At any time when any Default or Event of Default has occurred and is continuing, effective as of the date on which such Default or Event of Default occurred and continuing for so long as any such Default or Event of Default is continuing, all Obligations shall bear interest at a rate per annum equal to the Default Rate applicable thereto.

(c) Subject to Section 3.6, interest shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).

Section 3.2. Fees. Subject to the terms of this Agreement:

(a) Commitment Fee. In consideration of Lender’s commitment hereunder to make Revolving Loans and the Term Loan, Borrowers agree to pay to the Lender a commitment fee, which amount shall be payable on the Agreement Date, in an amount equal to one-half of one percent (0.50%) multiplied by the Total Facility.

(b) Unused Line Fee. Borrowers agree to pay to Lender an unused line fee determined on a daily basis, payable on the first day of each month, in an amount equal to one-quarter of one percent (0.25%) per annum multiplied by the amount by which the Revolving Credit Limit exceeded the sum of the average daily outstanding amount of Revolving Loans during the immediately preceding calendar month, or shorter period if calculated on the Termination Date (prorated for a partial calendar month). Such fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments on the Revolving Loans received by Lender shall be deemed to be credited to the Revolving Loans immediately upon receipt for purposes of calculating the amount payable pursuant to this Section 3.2(b).

(c) Collateral Monitoring Fee. Borrowers shall pay to Lender a monthly collateral monitoring fee in the amount of $1,000 for each calendar month, or portion thereof, during the term of this Agreement. The collateral monitoring fee for each calendar month shall be due and payable in arrears on the first day of each calendar month and on the Termination Date, and shall be prorated for any partial calendar month.

Section 3.3. Increased Costs.

(a) Increased Costs. If any Change in Law shall (i) subject Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clause (b) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on any Loan, Loan principal, the Commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto, (ii) impose or modify any reserve, special deposit, compulsory loan, insurance charge, assessment or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or (iii) impose on Lender any condition, cost or expense (other than Taxes) affecting this Agreement or any extensions of credit or commitments hereunder, and the result of any of the foregoing is to increase the cost to Lender of making, converting to, continuing or maintaining any Loans (or of maintaining its obligation to make any Loan) or to reduce any amount received or receivable by Lender under this Agreement (whether of principal, interest or any other amount), then upon written demand by Lender (which demand shall be delivered to Borrower Representative and accompanied by a statement setting forth the basis for such demand and calculation of the amount thereof in reasonable detail), Borrowers shall promptly pay to Lender such amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

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(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender, any lending office of Lender or Lender’s holding company regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company as a consequence of this Agreement, the Commitment of, the Loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. Demand of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.4. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Lender or its applicable lending office to make, maintain or fund Loans hereunder, then Lender shall promptly notify Borrower Representative thereof and Lender’s obligation to make Loans shall be suspended until such time as Lender may again make, maintain and fund Loans.

Section 3.5. Taxes.

(a) Indemnified Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, except as required by Applicable Law (which, for purposes of this Section 3.5, includes FATCA). If any Applicable Law requires the deduction or withholding of any Indemnified Tax from any payment by any Credit Party, then Credit Parties agree: (i) to timely pay the full amount of such Indemnified Taxes to the relevant Governmental Authority in accordance with Applicable Law and (ii) that the sum payable by Credit Parties shall be increased as necessary so that after such deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 3.5(a)), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Without duplication of any other obligation set forth in this Section 3.5 or in Section 3.3, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Credit Parties to a Governmental Authority pursuant to this Section 3.5, the Credit Parties shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

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(b) Indemnification by Credit Parties. Each Credit Party hereby agrees to indemnify, to the fullest extent permitted by Applicable Law, the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto (including, without limitation, reasonable attorneys’ fees incurred in connection therewith), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Lender shall be conclusive absent manifest error.

(c) Refunds. If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes that were paid by Credit Parties pursuant to this Section 3.5, so long as no Event of Default has occurred and is continuing, it shall pay an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Indemnified Taxes giving rise to such refund) to Credit Parties, net of all out-of-pocket expenses (including Taxes) of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Credit Parties, upon request of Lender, agree to repay the amount paid to Credit Parties (plus any penalties, interest or other charges imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Lender hereunder) to Lender in the event Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(d), in no event will Lender be required to pay any amount to Credit Parties pursuant to this Section 3.5(d) if such payment would place Lender in a less favorable net after-Tax position than Lender would have been in if the Indemnified Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Parties or any other Person.

(d) Survival of Obligations. Each party’s obligations under this Section 3.5 shall survive the assignment of rights by the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 3.6. Maximum Interest; Controlling Limitation.

(a) Maximum Interest. If the rate of interest on the Obligations, absent the limitations set forth in this Section 3.6, would at any time exceed the Maximum Rate, then the actual rate of interest shall be the Maximum Rate, and, if in the future, the interest rate would otherwise be less than the Maximum Rate, then the interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.6, have been paid or accrued if the interest rate otherwise provided by this Agreement had at all times been in effect, then Borrowers shall, to the fullest extent permitted by Applicable Law, pay to Lender an amount equal to (a) the lesser of (i) the amount of interest which would have been paid or accrued if the Maximum Rate had, at all times, been in effect and (ii) the amount of interest which would have been paid or accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect, less (b) the amount of interest actually paid or accrued under this Agreement.

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(b) Controlling Limitation. Lender, each Borrower and each other Credit Party hereby acknowledge, agree, and declare that it is its intention to expressly comply with all Applicable Laws in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by Borrowers or any other Credit Party, received by Lender, agreed to be paid by Borrowers or any other Credit Party, or requested or demanded to be paid by Lender exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 3.6. In the event any such interest is paid to Lender by Borrowers or any other Credit Party in an amount or at a rate which would exceed the Maximum Rate, then, notwithstanding any entry on Lender’s books otherwise, such excess shall conclusively be deemed to be automatically applied to any unpaid amount of the Obligations other than interest, in inverse order of maturity, or if the amount of such excess exceeds said unpaid amount, such excess shall be refunded to Borrowers or such other applicable Credit Party. All interest paid, or agreed to be paid, by Borrowers or any other Credit Party, or taken, reserved, or received by Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, the Lender shall not be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents, would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event the Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of Borrowers or any other Credit Party that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to the Borrowers or such other applicable Credit Party. Each Credit Party and the Lender shall, to the maximum extent permitted under any Applicable Law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof. Nothing in any Loan Document shall be construed or so operate as to require or obligate Borrowers or any other Credit Party to pay any interest, fees, costs, or charges greater than is permitted by any Applicable Law. Subject to the foregoing, each Credit Party hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by the Credit Parties pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by the Credit Parties and the Lender in accordance with Applicable Law.

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ARTICLE IV
payment

Section 4.1. Interest. Accrued interest on the Loans shall be due and payable in arrears on the first calendar day of each month and on the Termination Date.

Section 4.2. Prepayment; Mandatory Payment of Deficiencies; Excess Cash Flow Repayment of Term Loan.

(a) Borrowers may prepay Loans at any time. Any voluntary prepayment under this Section 4.2 of less than all of the outstanding principal of the Term Loan shall be applied to the principal of the Term Loan in the inverse order of maturity. Borrowers promise to pay to Lender on demand, the amount, if any, at any time, by which (i) the unpaid principal balance of the Revolving Loans exceeds the lesser of the Borrowing Base or the Revolving Credit Limit at such time, and (ii) the unpaid principal balance of the Term Loan at such time exceeds an amount equal to eighty-five percent (85%) times the Net Amount of the Term Loan Primary Collateral at such time.

(b) For so long as the Term Loan remains outstanding, if Excess Cash Flow for any Fiscal Year of Parent and its consolidated subsidiaries is a positive number, beginning with the Fiscal Year ending December 31, 2020, Borrowers shall pay to Lender, for application to the Term Loan, an amount equal to the lesser of (i) twenty-five percent (25%) of the Excess Cash Flow for such Fiscal Year and (ii) the outstanding principal balance of the Term Loan. Such payment shall be made to Lender and applied to the outstanding principal balance of the Term Loan, on or prior to April 15 of the Fiscal Year immediately following such Fiscal Year.

Section 4.3. Mandatory Payments; Payment on the Termination Date.

(a) The principal of the Term Loan shall be payable to Lender in equal monthly installments on each Installment Payment Date in an amount equal to $45,238 (plus interest payable pursuant to Section 4.1).

(b) On the Termination Date:

(i) Borrowers shall pay to Lender in full (1) the outstanding principal balance, if any, of the Revolving Loans plus all unpaid accrued interest thereon, and (2) the outstanding principal balance, if any, of the Term Loan plus all unpaid accrued interest thereon;

(ii) If the Termination Date is prior to the Maturity Date, Borrowers shall pay to Lender the amount required by Section 4.5; and

(iii) Borrowers shall pay to Lender all unpaid Lender Expenses and all other Obligations payable under the Loan Documents.

(c) If the credit facility for Revolving Loans hereunder is terminated for any reason, Borrower shall immediately pay to Lender, in full, the outstanding Term Loan (plus all unpaid accrued interest thereon).

Section 4.4. Mandatory Prepayment in Respect of Certain Events. All proceeds or other cash payments received by any Borrower in respect of a Distribution to such Borrower (other than Distributions to such Borrower made by another Credit Party) or in respect of the sale, lease or other disposition by any Borrower of any asset (other than the sale of Inventory in the ordinary course of business or the sale of Equipment permitted under Section 9.8(c)(ii)), shall be promptly paid to Lender for application to the Obligations in accordance with Section 4.7 (unless, with respect to any sale of Equipment, such proceeds are reinvested in accordance with Section 9.8(c)).

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Section 4.5. Early Termination; Prepayment Penalty. Each Borrower may at any time prepay in full the Obligations and terminate the commitment of Lender to make Loans hereunder (it being understood that, if Borrowers terminate the Lender’s Commitment to make Revolving Loans, then the Term Loan and all other Obligations shall be due and payable in full on such date of termination). Each Borrower acknowledges that occurrence of the Termination Date and prepayment of all outstanding Obligations prior to the Maturity Date would result in the loss by Lender of benefits under this Agreement and that the damages incurred by Lender as a result thereof would be difficult and impractical to ascertain. Subject to the terms of this Agreement, if for any reason the Termination Date occurs on any date prior to the Maturity Date, Borrowers shall pay to Lender, in addition to all other amounts payable under the Loan Documents, a prepayment penalty, calculated as of the Termination Date, equal to the product of (a) the sum of (i) the Revolving Credit Limit plus (ii) the outstanding principal amount of the Term Loan times (b) one percent (1.0%), which amount Borrower and Lender each acknowledges to be the best estimate of the amount necessary to fairly and reasonably compensate Lender for its loss resulting from occurrence of the Termination Date and prepayment of all outstanding Loans prior to the Maturity Date.

Section 4.6. General Payment Provisions. All payments to be made by Borrowers under the Loan Documents shall be made without set-off, recoupment, or counterclaim. Except as otherwise expressly provided herein, all payments by Borrowers shall be made in Dollars and in immediately available funds to Lender at its address set forth in Section 13.6 or to the Lender Account no later than 2:00 p.m. on the date specified herein. Any payment received by Lender later than 2:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 4.7. Application. All payments not relating to amounts due on Loans (including interest) or specific fees, and all proceeds of Accounts or other Collateral received and applied by Lender during any time when no Event of Default has occurred and is continuing, shall be applied first, to pay to Lender any Lender Expenses then due; second, to interest due and payable on the Revolving Loans; third, to interest due and payable on the Term Loan; fourth, to principal of the Revolving Loans; fifth, to principal due and payable on the Term Loan, if any; sixth, to the payment of any other outstanding Obligations then due and payable, in such manner and order as Lender determines in its discretion; and seventh, to the Borrowers by deposit in the Designated Account. At any time that an Event of Default has occurred and is continuing, all payments and collections received by Lender and all proceeds of Collateral, shall be applied, first, to pay to Lender any Lender Expenses then due; second, to interest due and payable in respect of the remaining Obligations; third, on a pro rata basis, to pay or prepay principal of the Loans, in such manner and order as Lender determines in its discretion; and fourth to the payment of any other Obligations, in such manner and order as Lender determines in its discretion. Lender shall have the continuing right, to the fullest extent permitted by Applicable Law, to apply and reverse and reapply any application, subject to the terms of this Agreement.

Section 4.8. Reinstatement. If after receipt and application of any payment or proceeds any such application is invalidated, set aside, determined to be void or voidable for any reason, then the Obligations or part thereof intended to be satisfied by such application shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Lender and the Borrowers shall be liable to pay to Lender and each Borrower hereby does indemnify Lender and defend and hold Lender harmless in, an amount equal to the amount of such application. The provisions of this Section 4.8 shall survive the termination of this Agreement.

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Section 4.9. Account Stated. Lender will provide to Borrower Representative a monthly statement of all Loans, payments thereon, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on Borrowers and an account stated, subject to reversals and reapplications made as provided in Section 4.8 and corrections of errors discovered by Lender, unless Borrower Representative notifies Lender in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by Borrower Representative, only the items to which exception is expressly made will be considered to be disputed.

ARTICLE V
COLLATERAL

Section 5.1. Security Interest. Each Credit Party hereby pledges, assigns to and grants to Lender, as security for the payment and performance of such Credit Party’s Obligations, a continuing security interest, lien and collateral assignment in all of such Credit Party’s right, title and interest in and to all of the following, in each case both now owned and hereafter acquired by such Credit Party: all Accounts, Inventory, Equipment, other goods, Machinery, fixtures, General Intangibles, Payment Intangibles, Chattel Paper, Letter of Credit Rights, Supporting Obligations, Proprietary Rights, Instruments, promissory notes, Documents and documents of title, Investment Property, Deposit Accounts, Securities Accounts, Commercial Tort Claims, money, cash, cash equivalents, securities and other personal property of any kind (whether held directly or indirectly by such Credit Party), all books and records, whether in tangible or intangible form, all other assets, if any, and all accessions to, substitutions for and replacements, products and proceeds (including all “proceeds” as defined in Section 9.102 of the UCC and, including all dividends, distributions and other income from such Credit Party’s Collateral, collections thereon or distributions with respect thereto) of any of the foregoing. Lender’s Liens shall continue in full force and effect in all Collateral until all Obligations (other than contingent indemnification obligations) have been indefeasibly and fully paid and all commitments of the Lender under this Agreement have been terminated. Notwithstanding anything to the contrary, in no event shall the Collateral include, or the security interest in this Section 5.1 attach to, any property or assets that constitute Excluded Property, but only for so long as such property or assets constitute Excluded Property.

Section 5.2. Perfection and Protection of Lender’s Security Interest. Lender’s Liens at all times shall be and remain first, prior and senior to any other interests in the Collateral, except those Permitted Liens which are expressly permitted to be prior to Lender’s Liens in accordance with the definition thereof and except as may be expressly agreed otherwise by Lender in writing. Credit Parties shall take all action reasonably requested by Lender at any time to perfect, maintain, protect and enforce Lender’s Liens and to ensure that Lender’s Liens at all times are first, prior and senior to any other interests in the Collateral, except those Permitted Liens which are expressly permitted to be prior to Lender’s Liens in accordance with the definition thereof. Without limiting the foregoing, unless Lender agrees otherwise in writing, Credit Parties will deliver to Lender the originals of all Instruments, Documents and Chattel Paper, duly endorsed or assigned to Lender without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued (other than any motor vehicle having a value less than $5,000), together with executed applications for corrected certificates of title, notations of lien and other such documentation as may be requested by Lender. If at any time any Collateral or any books and records relating to Borrowers’ Accounts or Inventory or Equipment are located on any leased premises not owned by a Borrower or any other Credit Party or any Premises owned by any Credit Party that are subject to a mortgage lien, then the applicable Credit Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the record owner or mortgagee thereof (it being understood that, without a Collateral Access Agreement, Accounts and Inventory of the Borrowers will not be eligible for inclusion in the Borrowing Base in accordance with the definitions of Eligible Account and Eligible Inventory and Equipment of the Borrowers will not be eligible for inclusion as Eligible Equipment unless Lender in its discretion has established a reserve in the amount of at least three months’ rent). If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than a Credit Party, then Borrower Representative shall notify Lender thereof and shall use commercially reasonable efforts to obtain a Collateral Access Agreement from such Person (it being understood that, without a Collateral Access Agreement, Accounts and Inventory of the Borrowers will not be eligible for inclusion in the Borrowing Base in accordance with the definitions of Eligible Account and Eligible Inventory and Equipment of the Borrowers will not be eligible for inclusion as Eligible Equipment). If at any time any of Credit Parties’ Equipment that is necessary or otherwise material (as determined by Lender in its Permitted Discretion) to the manufacturing of any Borrower’s Inventory is subject to a Lien of a third party, then such Borrower shall obtain a Collateral Access Agreement and/or Subordination Agreement from such Person.

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Section 5.3. Collateral Proceeds Management. All collections and proceeds of Collateral shall be subject to an express trust for the benefit of Lender and shall be subject to this Section 5.3.

(a) Borrowers have established Deposit Account Nos. 8026224578, 8026583474 and 8026326793 (such Deposit Accounts and any other Deposit Account and any other Deposit Account replacing any or all such Deposit Accounts with Lender’s consent, including pursuant to Section 5.3(c) below, together with any related lockbox, collectively, the “Collection Account”) with PNC. All collections and amounts deposited into or held in the Collection Account shall be swept to the Lender Account on a daily basis and no Credit Party shall have any access to any funds therein. The Collection Account shall at all times be subject to a Control Agreement or, if the Collection Account is held by Lender, otherwise be subject to Lender’s “control” under the UCC. Any such Control Agreement shall provide, among other things, for Lender’s “control” under the UCC over the Collection Account and further that (i) all items of payment received in such account are received by such bank for the Lender, (ii) such bank has no rights of setoff or recoupment or any other claim against such items (other than for payment of its service fees and other charges directly related to the administration of such account, returned or charged back items, reversals, cancellation of payment orders and other electronic fund transfers or other corrections, adjustments or overdrafts), (iii) no Credit Party shall have access to any funds therein and (iv) such bank will deposit all collections and amounts therein to the Lender Account on a daily basis.

(b) Schedule 7.19 lists all of Credit Parties’ Deposit Accounts and Securities Accounts as of the date hereof (with the Collection Account being listed in Part A thereof, Excluded Accounts being listed in Part C thereof and all other Deposit Accounts and Securities Accounts listed in Part B thereof). All Deposit Accounts and Securities Accounts listed or required to be listed in Part B of Schedule 7.19 (as updated pursuant to the terms of Section 7.19), other than the Permitted Citibank Accounts, are and shall at all times be subject to a Control Agreement or, if such Deposit Accounts and/or Securities Accounts are held with Lender, shall otherwise be subject to Lender’s “control” under the UCC (such accounts so subject to a Control Agreement or otherwise under Lender’s “control” under the UCC, collectively the “Controlled Accounts”). Each Control Agreement in respect of a Controlled Account shall provide, among other things, for Lender’s “control” under the UCC over such accounts (allowing the applicable Credit Party access to funds therein until such time as an activation notice is sent to the applicable bank by Lender). Lender hereby agrees that (i) it will not send an activation notice with respect to any Controlled Account subject to a Control Agreement unless an Event of Default has occurred and is continuing and (ii) it will not block Credit Parties’ access to any Controlled Account held by Lender unless an Event of Default has occurred and is continuing (but, for the avoidance of doubt, it is expressly agreed that Lender can block Credit Parties’ access to any Controlled Account after the occurrence and during the continuance of any Event of Default).

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(c) Within 60 days following the Agreement Date (the “Cash Management Transition Date”), each Credit Party shall (i) establish and maintain at Lender all cash management services, including a new Collection Account, all Controlled Accounts and all lockbox services and (ii) close all Deposit Accounts (other than the Permitted Citibank Accounts) and Securities Accounts not maintained with Lender. Such cash management services maintained by each Credit Party with Lender shall be of a type and on terms reasonably satisfactory to Lender. On the Cash Management Transition Date, Credit Parties shall deliver an updated Schedule 7.19 to Lender.

(d) No Credit Party will use, dispose, withhold or otherwise exercise dominion over any proceeds of Collateral. Borrowers shall instruct all Account Debtors to send all payments in respect of Accounts to the Collection Account or the related lock-box. At all times on and after Borrowers borrow the initial Loan hereunder, if a Borrower or any other Credit Party at any time receives any proceeds of Collateral, it shall receive such proceeds as Lender’s trustee and shall immediately (and in any event within one (1) Business Day of such receipt) deliver such proceeds to Lender in their original form duly endorsed in blank or to the order of Lender.

(e) All payments received by Lender pursuant to Section 5.3(a) or Section 5.3(d) shall be credited to the Obligations in accordance with Section 4.7, immediately upon receipt (conditional upon final collection) after allowing one (1) Business Day for collection, provided, that such payments shall be deemed to be credited to such Obligations immediately upon receipt for purposes of determining Availability and calculating the unused line fee pursuant to Section 3.2(b). Any payments received by Lender pursuant to Section 5.3(a) or Section 5.3(d) that are to be distributed to Borrowers pursuant to Section 4.7 shall be deposited in the Designated Account within one Business Day of receipt of good funds by Lender.

Section 5.4. Examinations; Inspections; Verifications. Lender shall have the right at any time without hindrance or delay to conduct field examinations (including through third party field examiners) to inspect the Collateral and to inspect, audit and copy Credit Parties’ books and records relating to the Collateral or Credit Parties’ business. Credit Parties agree to pay all fees and expenses of such third party field examiners and Lender’s customary fees and disbursements relating to such field examinations and the preparation of reports thereof. Lender is authorized to discuss Credit Parties’ affairs with any Person, including without limitation employees of any Credit Party, as Lender may deem necessary in relation to the Collateral, Credit Parties’ business or financial condition or Lender’s rights under the Loan Documents. Lender shall have full access to all records available to Credit Parties from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Lender may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Lender as provided herein. If requested by Lender, Credit Parties will deliver to Lender any authorization or consent necessary for Lender to obtain records from any such service.

Section 5.5. Appraisal. At least two times per year, and more frequently in Lender’s discretion at any time including without limitation any time when a Default or an Event of Default exists, Lender shall have the right, at Borrowers’ expense, conduct appraisals, or updates of appraisals, of Inventory, prepared by an appraiser acceptable to Lender and on a basis satisfactory to the Lender.

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Section 5.6. Right to Cure. Lender may pay any amount or do any act required of Credit Parties hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Collateral or Lender’s Liens, and which Credit Parties fail to pay or do, including payment of any license, fee, maintenance costs, judgment lien, insurance premium, charge, landlord’s claim or bailee’s claim relating to the Collateral or Lender’s Liens. All payments that Lender makes under this Section 5.6 and all costs, fees and expenses that Lender pays or incurs in connection therewith shall be paid or reimbursed to Lender on demand. Any action taken by Lender under this Section 5.6 shall not waive any Default or Event of Default or any rights of Lender with respect thereto.

Section 5.7. Power of Attorney. Each Credit Party hereby irrevocably appoints Lender as its agent and attorney-in-fact to take any action necessary to preserve and protect the Collateral and Lender’s interests under the Loan Documents or to sign and file any document necessary to perfect Lender’s Liens, in each case, to the fullest extent permitted under Applicable Law. Without limiting the foregoing:

(a) Lender shall have the right at any time to take any of the following actions, in its own name or in the name of any Credit Party, whether or not an Event of Default is in existence: (i) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (ii) endorse a Credit Party’s name on checks, instruments or other evidences of payment on Collateral, (iii) sign and file, in a Credit Party’s name or in Lender’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (iv) access, copy or utilize any information related to the Collateral, recorded or contained in any computer or data processing equipment or system maintained by a Credit Party in respect of the Collateral and (v) open mail addressed to a Credit Party and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement.

(b) Lender shall have the right at any time to take any of the following actions, in its own name or in the name of a Credit Party, at any time when any Event of Default is in existence: (i) notify any or all Persons which Lender believes may be Account Debtors or obligors on Collateral to make payment directly to Lender, for the account of such Credit Party, (ii) redirect the deposit and disposition of collections and proceeds of Collateral; provided, that such proceeds shall be applied to the Obligations as provided by this Agreement, (iii) settle, adjust, compromise or discharge Accounts or extend time of payment upon such terms as Lender may determine, (iv) notify post office authorities, in the name of such Credit Party or in the name of Lender, as secured party, to change the address for delivery of such Credit Party’s mail to an address designated by Lender, (v) sign such Credit Party’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral and (vi) clear Inventory through customs in such Credit Party’s name, in Lender’s name as secured party or in the name of Lender’s designee, and to sign and deliver to customs officials powers of attorney in Credit Party’s name for such purpose.

(c) Each Credit Party authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments naming such Credit Party as debtor thereon (i) describing such Credit Party’s Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing such Credit Party’s Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance.

(d) The powers of attorney granted under this Section 5.7 are coupled with an interest and are irrevocable until all Obligations (other than contingent indemnification Obligations) have been indefeasibly paid in full and all commitments of Lender under this Agreement have been terminated. The powers of attorney granted under this Section 5.7 are durable and should not be affected by the subsequent disability or incapacity of any Credit Party. Costs, fees and expenses incurred by Lender in connection with any of such actions by Lender, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed to Lender on demand.

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Section 5.8. Preservation of Lender’s Rights. To the extent allowed by Applicable Law, none of Lender, its Affiliates nor any of its officers, directors, stockholders, members, managers, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person, except to the extent of gross negligence or willful misconduct on the part of Lender (as determined by a final non-appealable judgment of a court of competent jurisdiction). In the case of any Instruments and Chattel Paper included within the Collateral, Lender shall have no duty or obligation to preserve rights against prior parties. The Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Credit Party from any of the Obligations.

Section 5.9. Deficiency. In the event that the proceeds of any sale, collection or realization of or upon the Collateral by Lender are insufficient to pay all Obligations in full, each Credit Party shall be liable for the deficiency, together with interest thereon as provided in this Agreement, together with the costs of collection and the reasonable fees of any attorneys employed by the Lender to collect such deficiency.

ARTICLE VI
CONDITIONS

Section 6.1. Conditions Precedent to Initial Loan. The obligation of Lender to make the initial extension of credit under this Agreement is subject to the fulfillment, to Lender’s satisfaction, of each of the following conditions precedent:

(a) Lender shall have received each of the following, in each case in form and substance satisfactory to Lender:

(i) A copy of the organizational documents of each Credit Party and all amendments thereto, accompanied by the certificate of the appropriate Governmental Authority of such Person’s jurisdiction of organization bearing a recent date acceptable to Lender, to the effect that such copy is correct and complete and that such Person is duly organized and validly existing in such jurisdiction;

(ii) Certification by the appropriate Governmental Authority, bearing a recent date acceptable to Lender, to the effect that each Credit Party is in good standing and qualified to transact business in its jurisdiction of organization and in each other jurisdiction where it transacts business where failure to be so qualified or maintain such good standing could not reasonably be expected to have a Material Adverse Effect;

(iii) (A) a copy of the bylaws or similar governing document of each Credit Party and all amendments thereto, (B) certification of the name, signature and incumbency of all officers of such Person who are authorized to execute any Loan Document or, with respect to Borrower Representative, request Loans and (C) a copy of authorizing resolutions approving the transactions contemplated by the Loan Documents, and authorizing and directing an officer or officers of such Person to sign and deliver all Loan Documents to be executed by it, duly adopted by such Person’s board of directors or similar governing body, all accompanied by a certificate from a secretary or a Responsible Officer of such Person dated as of the Agreement Date to the effect that each such item is true and complete and in full force and effect as of the Agreement Date;

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(iv) This Agreement, duly executed by each Credit Party;

(v) Evidence of insurance in compliance with the requirements of this Agreement;

(vi) All Collateral Access Agreements and other third-party waivers, subordinations and consents as are required hereunder;

(vii) Copies of any and all instruments and other documents evidencing or otherwise relating to any Subordinated Debt

(viii) Evidence that all Subordinated Debt has a maturity date no earlier than December 31, 2020, including executed amendments, modifications or restatements of subordinated notes;

(ix) A Subordination Agreement with respect to Debt proposed by Credit Parties as Subordinated Debt that is held by or payable to the creditors specified on Schedule 6.1, executed by each such creditor and the other parties thereto;

(x) An executed Guaranty Agreement from each Guarantor, pursuant to which Guarantors guaranty the payment and performance of all of Borrowers’ Obligations;

(xi) An executed Pledge Agreement from Parent;

(xii) Each Control Agreement required under Sections 5.3(a) and (b);

(xiii) A payoff letter executed by PNC and payoff letters executed by the providers of any and all other financing to be paid off with proceeds of the initial Loan under this Agreement, in each case in form and substance acceptable to Lender;

(xiv) An executed Perfection Certificate from each Credit Party;

(xv) A disbursement letter executed by Borrower Representative to Lender setting forth therein the flow of funds information for the initial Loans and extensions of credit made by the Lender, which such letter shall include the name of, the amount to be sent to, and the wiring instructions for each such party receiving Loan proceeds, and shall be in form acceptable to Lender;

(xvi) Original certificates representing any equity interests included in the Collateral, together with transfer powers duly executed in blank;

(xvii) Original certificates of title and documentation to have Lender’s Lien noted thereon, to the extent required by this Agreement;

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(xviii) A net orderly liquidation value appraisal of Borrowers’ Equipment, prepared by a credentialed appraiser acceptable to Lender;

(xix) UCC-3 termination statements, partial releases or such other releases, assignments and other documents as may be required by Lender with respect to the Collateral;

(xx) Copies of Parent’s consolidated financial statements for the Fiscal Year ending December 31, 2018, audited by Parent’s independent certified public accountants;

(xxi) Copies of the interim unaudited consolidated financial statements of the Parent and its Subsidiaries for the period ending October 31, 2019;

(xxii) Copies of the Credit Parties’ forecasts and projections for the period specified by Lender, in form and substance reasonably satisfactory to Lender;

(xxiii) Opinions of counsel for each Credit Party, respectively, in form and substance satisfactory to Lender;

(xxiv) With respect to the initial Revolving Loan, an executed Borrowing Notice as required by Section 2.2(a) and Borrowing Base Certificate as required by Section 8.5(a), in each case, duly executed by a Responsible Officer of Borrower Representative; and

(xxv) An appraisal of the Inventory in form and substance acceptable to Lender in its sole discretion;

(b) Lender shall have received satisfactory evidence that the sum of (1) Availability, after giving effect to (i) the initial Revolving Loans, (ii) payment of all fees and Lender Expenses required to be paid hereunder, (iii) payment of all taxes due and owing and (iv) payment of all trade indebtedness such that no trade indebtedness is 60 days or more past due (based on the original payment terms, but excluding any trade indebtedness that is subject to an agreed written payment plan approved by Lender so long as such trade indebtedness is in compliance with such payment plan), plus (2) cash on hand will be in an amount equal to or greater than $2,000,000;

(c) A field examination of the Credit Parties and the Collateral satisfactory to Lender shall have been completed and delivered to Lender;

(d) Credit Parties shall have established cash proceeds management pursuant to Section 5.3 and confirmed that Credit Parties’ reporting systems are acceptable to Lender;

(e) Lender shall have filed all financing statements as required to perfect Lender’s Liens in all Collateral with respect to which perfection can be achieved by filing a financing statement, and shall have received evidence or other confirmation of such filing, satisfactory to Lender;

(f) Lender shall have received satisfactory reference checks with respect to the senior management of each Credit Party;

(g) Lender shall have completed confirmation of Borrowers’ Accounts, via telephone or otherwise, and the results of such confirmation shall be satisfactory to Lender;

(h) Credit Parties shall have paid all Lender Expenses owed by them as of the Agreement Date; and

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(i) All legal and business matters in connection with the transaction contemplated by this Agreement shall be satisfactory to Lender.

Section 6.2. Conditions Precedent to Term Loan Advance. In addition to the conditions precedent specified by Sections 6.1 and 6.3, the obligation of Lender to make any Term Loan Advance after the Agreement Date shall be subject to the receipt by Lender of each of the following:

(a) A payoff letter executed by each provider of any and all financing to be paid off with proceeds of such Term Loan Advance, in each case in form and substance acceptable to Lender; and

(b) A Borrowing Notice for such Term Cap Ex Loan Advance meeting the requirements set forth in Section 2.2(a).

Section 6.3. Conditions Precedent to all Loans. In addition to the conditions precedent specified by Section 6.1, the obligation of Lender to make any Loan shall be subject to the following conditions precedent:

(a) All representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan, as though such representations and warranties are made on and as of such date (except to the extent any such representations and warranties relate solely to an earlier date);

(b) No Default or Event of Default shall have occurred and be continuing on the date of such Loan, and no Default or Event of Default will result from the making of such Loan;

(c) The funding of such Loan shall not be prohibited by any Applicable Law;

(d) Borrowers shall have satisfied all applicable requirements for requesting such Loan;

(e) No Material Adverse Effect shall have occurred or will result from the making of such Loan;

(f) No involuntary petition shall have been filed against any Credit Party that has not been dismissed and there shall not exist any other action or proceeding seeking relief under the Bankruptcy Code or seeking any reorganization, arrangement, consolidation or readjustment of the debts of any Credit Party under any other bankruptcy or insolvency law; and

(g) Credit Parties shall have paid all Lender Expenses incurred through the date of the funding of such Loan.

Any request for a Loan pending at a time when any condition precedent specified by Section 6.1, Section 6.2 or Section 6.3 is not satisfied may be declined by Lender without prior notice.

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ARTICLE VII
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and make Loans, each Credit Party, jointly and severally, makes each of the following representations and warranties to the Lender as being true, complete and correct in all respects as of the Agreement Date and as of the date of the making of each Loan thereafter, as though made on and as of the date of such Loan (except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date):

Section 7.1. Fundamental Information. Schedule 7.1 sets forth, as of the most recent Reporting Date, for each Credit Party: (a) its legal name, (b) its federal tax identification number, (c) its jurisdiction of organization, (d) its address of its chief executive office, (e) jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (f) the number and the percentage of the outstanding shares of each class of such Person’s and its direct and indirect Subsidiaries’ Equity Interests, all of which are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Person identified therein. Each Credit Party (i) is a registered organization, as defined by the UCC, duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is qualified to do business and is in good standing as a foreign organization in each jurisdiction in which qualification is necessary in order for it to own or lease its property and conduct its business, except where failure to so qualify or maintain such good standing could not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite power and authority to conduct its business and to own its property.

Section 7.2. Prior Transactions. No Credit Party has, during the past five (5) years, (a) except as set forth on Schedule 7.2, changed its name or used any fictitious name or been a party to any merger or organizational change or (b) acquired any of its property outside of the ordinary course of business.

Section 7.3. Subsidiaries. No Credit Party has any Subsidiaries except as shown in Schedule 7.1.

Section 7.4. Authorization, Validity and Enforceability. Each Credit Party has the corporate or company power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Lender’s Liens on the Collateral. Each Credit Party has taken all necessary action to properly authorize its execution, delivery and performance of the Loan Documents to which it is a party. This Agreement and the other Loan Documents to which each Credit Party is a party have been duly executed and delivered by such Credit Party, and constitute the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors’ rights.

Section 7.5. Noncontravention. Each Credit Party’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, violate or constitute a violation of or breach or default under, as applicable, (a) its organizational documents, (b) any agreement or instrument to which it or any of its Subsidiaries is a party or which is otherwise binding upon it or any of its Subsidiaries or (c) any Applicable Law applicable to it or any of its Subsidiaries.

Section 7.6. Financial Statements. Credit Parties have delivered to Lender the audited consolidated and consolidating balance sheet and related statements of income, retained earnings, cash flows and changes in stockholders’ equity for Parent and its consolidated Subsidiaries as of December 31, 2018, and for the Fiscal Year then ended, accompanied by the report thereon of the Credit Parties’ independent certified public accountants. Credit Parties have also delivered to Lender the unaudited consolidated and consolidating balance sheet and related statements of income and cash flows for Parent and its consolidated Subsidiaries as of October 31, 2019. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly the financial position of Parent and its consolidated Subsidiaries as at the dates thereof and their results of operations for the specified periods, subject, in the case of such unaudited financials to normal year-end adjustments and the absence of footnote disclosure. No Material Adverse Effect has occurred since the dates of such financial statements, respectively.

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Section 7.7. Litigation. As of the most recent Reporting Date, except as set forth on Schedule 7.7 (which sets forth a complete and accurate description of each action, suit, claim or proceeding described therein, the parties thereto, the nature of such dispute, and whether any potential liability is covered by insurance), there is no pending or, to the knowledge of Credit Parties after due inquiry, threatened, action, suit, proceeding or claim by any Person against or with respect to a Credit Party or its Subsidiaries, or to the knowledge of Credit Parties after due inquiry, investigation by any Governmental Authority into or relating in any way to a Credit Party or its Subsidiaries, or any basis for any of the foregoing, which, in each case, could reasonably be expected to result in a Material Adverse Effect. To the extent any Credit Party notifies Lender of any new pending or threatened action, suit, proceeding or claim pursuant to Section 8.7(b) hereto, such new information shall be deemed added to Schedule 7.7 hereto.

Section 7.8. ERISA and Employee Benefit Plans. Except as set forth on Schedule 7.8, no Credit Party nor any ERISA Affiliate maintains or contributes to an ERISA Benefit Plan. Except for those events or circumstances that could not reasonably be expected to result in a Material Adverse Effect, (x) each ERISA Benefit Plan is in compliance with applicable provisions of ERISA, the IRC and other Applicable Law and (y) there are no existing or pending (or to the knowledge of Credit Parties, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any ERISA Benefit Plan to which a Credit Party or any of its Subsidiaries incurs or otherwise has or could have a material obligation or any material liability. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan. No “accumulated funding deficiency” (as defined in Section 412(a) of the IRC) exists with respect to any ERISA Benefit Plan, whether or not waived by the Secretary of the Treasury or his delegate, and the current value of the benefits of each ERISA Benefit Plan that is subject to the funding requirements of Section 412 of the IRC does not exceed the current value of such ERISA Benefit Plan’s assets available for the payment of such benefits. No Termination Event has occurred, and none of the Credit Parties is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Termination Event with respect to any ERISA Benefit Plan. None of the Credit Parties or any ERISA Affiliate has (i) incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid or (ii) engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Section 7.9. Compliance with Laws. Each Credit Party and its Subsidiaries are (a) in compliance, in all material respects, with the Patriot Act and (b) in compliance with all other Applicable Laws, except where such failure to comply under this subsection (b) could not reasonably be expected to result in a Material Adverse Effect. Without in any way limiting the foregoing, each Credit Party is in compliance in all respects with any and all FAA Regulations applicable to such Credit Party or its business, including without limitation any and all standards and licensing requirements for aircraft and aircraft components. None of the Credit Parties are now or ever have been subject to any fines, penalties, orders to cease production, or termination or disqualification from any of their contracts for noncompliance with any FAA Regulations.

Section 7.10. Taxes. Credit Parties have filed all federal and other tax returns and reports required to be filed by Applicable Law, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable other than any unpaid taxes, assessments fees or other charges that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves are maintained on the books of the applicable Credit Party in accordance with GAAP, and so long as none of the Collateral would become subject to forfeiture, any Lien (other than a Permitted Lien not prior to Lender’s Lien on the Collateral) or any loss as a result of such contest or delay in payment.

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Section 7.11. Location of Collateral and Books and Records. Schedule 7.11 is a complete list of the location of the Collateral and of Credit Parties’ books and records as of the most recent Reporting Date, with a notation as to whether such location is leased or owned and which Credit Party so leases or owns such property. If any such location is not owned by a Credit Party, Schedule 7.11 includes the name and mailing address of the owner thereof. If any Collateral or any books or records of any Credit Party is transported or transferred to a location not previously disclosed in Schedule 7.11, such schedule shall be updated within five (5) Business Days of such transfer.

Section 7.12. Accounts. Each Account represents a bona fide sale or lease and delivery of goods or rendition of services by a Borrower in the ordinary course of such Borrower’s business. Each Account is for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor and in the schedule of Accounts delivered to Lender, without any offset, deduction, defense or counterclaim except those known to Borrowers and disclosed to Lender in writing. No payment has been received, and no credit, discount or extension or agreement has been granted, on any Account except as reported to and permitted by Lender in writing. Each copy of an invoice delivered to Lender by Borrowers is a genuine copy of the original invoice sent to the Account Debtor named therein. All goods described in any invoice representing a sale of goods have been delivered to the Account Debtor named therein and all services of Borrowers described in each invoice representing services have been performed.

Section 7.13. Inventory. No Instruments or documents of title have been issued in respect of any Inventory.

Section 7.14. Documents, Instruments, and Chattel Paper. All Documents, Instruments and Chattel Paper, and all signatures and endorsements thereon, are complete, valid and genuine.

Section 7.15. Proprietary Rights. Schedule 7.15 sets forth a correct and complete list of all Proprietary Rights owned by the Credit Parties that are material to the Credit Parties’ business as of the most recent Reporting Date. None of such Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 7.15. All Proprietary Rights set forth on Schedule 7.15 are valid, subsisting, unexpired and enforceable. To Credit Parties’ knowledge, none of such Proprietary Rights infringes on, misappropriates, dilutes or conflicts with any other Person’s property, and no other Person’s property infringes on, misappropriates, dilutes or conflicts with such Proprietary Rights. The Proprietary Rights described on Schedule 7.15 and all other Proprietary Rights in which Credit Parties have an interest constitute all of the property of such type necessary to the current and anticipated future conduct of Credit Parties’ business. No holding, decision or judgment has been rendered by any Governmental Authority or court of law which would cancel or question the validity of, or such Credit Parties’ rights in, any Proprietary Rights material to the conduct of any Credit Party’s business. No action, suit, claim, demand, order or proceeding is pending, or threatened in writing (i) seeking to limit, cancel or question the validity of any Proprietary Rights material to the conduct of any Credit Party’s business, or such Credit Party’s ownership interest therein (other than office actions issued in the ordinary course of prosecution of any pending applications for Patents or applications for registration of other Proprietary Rights), or (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on any Proprietary Rights material to the conduct of any Credit Party’s business. If any Credit Party becomes the owner of any Proprietary Rights that are material to the conduct of any Credit Party’s business not previously disclosed in Schedule 7.15, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of becoming the owner thereof. If any Credit Party enters into any licensing agreement or similar arrangement with respect to any of Credit Parties’ Proprietary Rights not previously disclosed in Schedule 7.15, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of entering into such agreement.

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Section 7.16. Investment Property. Schedule 7.16 sets forth a correct and complete list of all Investment Property owned by Credit Parties as of the most recent Reporting Date. As of the most recent Reporting Date, Credit Parties are the legal and beneficial owner of such Investment Property, as applicable, and have not sold, granted any option with respect to, assigned or transferred, or otherwise disposed of any of their rights or interest therein. Credit Parties shall update Schedule 7.16 on the last Business Day of any month in which (and to the extent) there are any changes thereto.

Section 7.17. Real Property and Leases. The Credit Parties have good, valid, marketable and legal title to all of the Real Property owned by them, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free and clear of all impediments to the use of such properties in Credit Parties’ business. Schedule 7.17 sets forth a correct and complete list of all Real Property owned by the Credit Parties, all leases and subleases of Real Property on which a Credit Party is lessee or sublessee, and all leases or subleases of Real Property on which a Credit Party is lessor or sublessor, each as of the most recent Reporting Date. Each Credit Party enjoys peaceful and undisturbed possession under all leases listed in Schedule 7.17 and each such lease is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease exists. Credit Parties shall update Schedule 7.17 on the last Business Day of any month in which (and to the extent) there are any changes thereto.

Section 7.18. Material Agreements. Schedule 7.18 sets forth all material agreements to which any Credit Party is a party or is otherwise bound as of the most recent Reporting Date. Credit Parties shall update Schedule 7.18 on a monthly basis on the last Business Day of each month to the extent there are any changes thereto. All such material agreements set forth on Schedule 7.18 are in full force and effect and no defaults by a Credit Party exist thereunder.

Section 7.19. Bank Accounts. Schedule 7.19 contains a complete list of all Deposit Accounts and Securities Accounts maintained by the Credit Parties as of the most recent Reporting Date. If any Credit Party opens or otherwise comes into possession of a Deposit Account or a Securities Account not previously disclosed on Schedule 7.19, such schedule shall be updated immediately upon such opening, or coming into possession (including, without limitation, upon transition of Credit Parties’ cash management services to the Lender on the Cash Management Transition Date).

Section 7.20. Title to Property. Each Credit Party has good, valid, marketable and exclusive title to, or a valid leasehold interest or license in (as applicable), all of its property, free of all Liens except Permitted Liens. Each Credit Party possesses all Proprietary Rights (or otherwise possesses the right to use such Proprietary Rights without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Credit Party is in violation in any material respect of the terms under which it possesses such Proprietary Rights or the right to use such Proprietary Rights. Lender’s Liens are not subject or junior to any other Lien other than those Permitted Liens that are prior to Lender’s Liens.

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Section 7.21. Debt. After giving effect to the making of the initial Loans, no Credit Party has any Debt except the Obligations and other Debt expressly permitted under Section 9.5. Borrower has delivered or caused to be delivered to Lender true, correct and complete copies of any and all instruments, documents and agreements evidencing or relating to any and all Subordinated Debt and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.  None of such instruments, documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Lender.

Section 7.22. Liens. There are no Liens on any property of any Credit Party other than Permitted Liens.

Section 7.23. Solvency. Prior to and after giving effect to the making of the initial Loans hereunder and each subsequent Loan thereafter, each Credit Party is, on an individual basis, Solvent.

Section 7.24. Non-Regulated Entities. No Credit Party and no Subsidiary of any Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. No Credit Party and no Subsidiary of any Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or may otherwise render all or any portion of the Obligations unenforceable.

Section 7.25. Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, other than: (i) the filing of UCC Financing Statements to be filed against the Credit Parties evidencing Lender’s Liens; (ii) filings to be made with the United States Patent and Trademark Office or United States Copyright Office evidencing Lender’s Liens on registered Proprietary Rights; (iii) as may be required in connection with any exercise of remedies by Lender in respect of the Equity Interests of any Credit Party by Applicable Laws affecting the offering and sale of securities generally; and (iv) those which have been obtained and are still in full force and effect.

Section 7.26. Investment Banking or Finder’s Fees. No Credit Party has agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter’s fee, finder’s fee or broker’s fee in connection with this Agreement.

Section 7.27. Full Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Lender by or on behalf of any Credit Party in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 7.28. Other Obligations and Restrictions. No Credit Party has any outstanding liabilities of any kind (including contingent obligations, tax assessments, or long-term commitments) of a nature and type required to be set forth as a liability on a balance sheet in accordance with GAAP which are, in the aggregate, material to Credit Parties or material with respect to Borrowers’ consolidated financial condition that are not reflected on the financial statements delivered pursuant to Section 6.1(a), Section 8.4(a) or Section 8.4(b), or in the notes thereto. No Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could reasonably be expected to result in a Material Adverse Effect.

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Section 7.29. Acts of God and Labor Matters. Neither the business nor the properties of any Credit Party has been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), which could reasonably be expected to result in a Material Adverse Effect. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Credit Party, threatened against any Credit Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Credit Party, threatened against any Credit Party or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, lockout, slowdown, stoppage or similar action or grievance, pending or, to Credit Parties knowledge, threatened against any Credit Party or any of their respective Subsidiaries that could reasonably be expected to result in a material liability and (c) no union certification application or representation petition existing with respect to the employees of any Credit Party or any of their respective Subsidiaries, and no union organizing activities are taking place with respect to any of the employees of any Credit Party or their Subsidiaries. No labor union contract is scheduled to expire prior to the Maturity Date other than as set forth on Schedule 7.8. No Credit Party nor their Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Credit Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Credit Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Credit Parties, except where the failure to do so could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 7.30. Environmental and Other Laws. (a) Except as individually or in the aggregate could not result in a Material Adverse Effect, each Credit Party is conducting its business in material compliance with all Applicable Laws, including Environmental Laws, and is in compliance with all licenses and permits required under any such laws; (b) to the knowledge of Credit Parties, (i) none of the operations or properties of any Credit Party is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, except as set forth on Schedule 7.30 and (ii) no Credit Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Credit Party, its Subsidiaries or any previous owner or operator in the disposal of, or to produce, store, handle, treat, release, or transport any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law; (c) no Credit Party has (and to the knowledge of Credit Parties, no other Person has) filed any notice under any Applicable Law indicating that any Credit Party or their Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Credit Party or their Subsidiaries; (d) no Credit Party has (nor have any of Credit Parties’ Subsidiaries) transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against such Credit Party for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Credit Party has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.

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Section 7.31. Security Interests.

(a) Lender has a valid and perfected first priority security interest in the Collateral, subject only to Permitted Liens, and

(b) no further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect Lender’s security interest in the Collateral that may be perfected by the filing of a financing statement pursuant to the UCC except (i) for continuation statements described in UCC §9.515(d), (ii) for filings required to be filed in the event of a change in the name, jurisdiction of organization, type of organization or organizational structure of a Credit Party, or (iii) in the event any financing statement filed by Lender relating hereto otherwise becomes inaccurate or incomplete.

Section 7.32. Commercial Tort Claims. Schedule 7.32 sets forth all Commercial Tort Claims brought by any Credit Party against any Person as of the most recent Reporting Date. If any Credit Party brings a Commercial Tort Claim against any Person on or after such Reporting Date, such Schedule shall be updated promptly, and in any event, within five (5) Business Days of such Credit Party bringing such Commercial Tort Claim against such Person.

Section 7.33. Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower. Each Borrower expects to derive benefit (and its board of directors, manager(s), general partner(s) or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and (ii) the credit extended by the Lender to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, is in its best interest and necessary or convenient to the conduct, promotion or attainment of the business of such Borrower, its wholly owned direct or indirect Subsidiaries and/or its direct or indirect parent. Each Guarantor has determined that execution, delivery and performance of this Agreement and any other Loan Document to which it is a party (including without limitation, its Guaranty Agreement) is within its purpose, will be of direct and indirect benefit to such Guarantor, is in its best interest and is necessary or convenient to the conduct, promotion, or attainment of the business of such Guarantor.

Section 7.34. Anti-Terrorism Laws.

(a) No Credit Party nor any Subsidiary of any Credit Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

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(b) No Credit Party nor any Subsidiary of any Credit Party, nor to the knowledge of any Credit Party, their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person or entity with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person or entity who is affiliated or associated with a Person or entity listed above. No Credit Party nor any Subsidiary of any Credit Party, nor to the knowledge of any Credit Party, their respective agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 7.35. Trading with the Enemy. No Credit Party has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

Section 7.36. Anti-Corruption Laws and Sanctions. Each Credit Party, its Subsidiaries and, to the knowledge of such Credit Party, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws. None of the Credit Parties, their Subsidiaries or, to the knowledge of Credit Parties, their respective directors, officers, employees, agents or representatives (a) is a Sanctioned Person, (b) is a Person owned or controlled by a Sanctioned Person, (c) is located, organized or resident in a Sanctioned Country or (d) has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (i) with any Sanctioned Person, (ii) in any Sanctioned Country or (iii) otherwise in violation with any Sanctions. No Loan or use of proceeds of the Loans has or will violate Anti-Corruption Laws or applicable Sanctions.

Section 7.37. Continuing Representations. All representations and warranties under this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and performance in full of the Obligations (other than contingent indemnification obligations), each Credit Party agrees, jointly and severally, as follows:

Section 8.1. Existence and Good Standing. Each Credit Party shall maintain (a) its existence and good standing in its jurisdiction of organization and (b) its qualification and good standing in all other jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to result in a Material Adverse Effect.

Section 8.2. Compliance with Agreements and Laws. Each Credit Party will perform all obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party will conduct its business and affairs in compliance with all Applicable Laws applicable thereto, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party shall, and shall ensure that each of its Subsidiaries will (a) conduct its business in compliance with all Anti-Corruption Laws and Anti-Terrorism Laws and (b) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws. Each Credit Party will cause all licenses and permits necessary for the conduct of its business and the ownership and operation of its property used and property reasonably expected to be used in the conduct of its business to be at all times maintained in good standing and in full force and effect, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

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Section 8.3. Books and Records. Each Credit Party shall maintain at all times correct and complete books and records in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited financial statements required to be delivered pursuant to Section 8.4.

Section 8.4. Financial Reporting. Borrower Representative and, to the extent required hereby, each other Credit Party, shall promptly furnish to Lender all such financial information with respect to Credit Parties as Lender may reasonably request. Without limiting the foregoing, Borrower Representative and, to the extent required hereby, each other Credit Party, will furnish to Lender the following:

(a) As soon as available, but in any event not later than ninety (90) days after the end of each Fiscal Year, (i) consolidated audited balance sheets, and statements of income and expense, cash flow and of stockholders’ equity for Parent and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, and (ii) unaudited consolidating balance sheets, and statements of income and expense, cash flow and of stockholders’ equity for Parent and its consolidated Subsidiaries, each prepared in accordance with GAAP, in reasonable detail and fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as of the date thereof and for the Fiscal Year then ended. Such audited statements shall be examined in accordance with generally accepted accounting standards by independent certified public accountants selected by Parent and reasonably satisfactory to Lender, whose report thereon shall not be qualified in any respect. Each Credit Party hereby authorizes Lender to communicate directly with its certified public accountants and, by this provision, authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules relating to any Credit Party and to discuss directly with Lender the finances and affairs of Credit Parties.

(b) As soon as available, but in any event not later than thirty (30) days after the end of each Fiscal Month (other than the last Fiscal Month of any Fiscal Quarter), consolidated and consolidating unaudited balance sheets of Parent and its consolidated Subsidiaries as of the end of such Fiscal Month, and consolidated and consolidating unaudited statements of income and expense and cash flow for Parent and its consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the Fiscal Year to the end of such Fiscal Month, all in reasonable detail, fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as of the date thereof and for such Fiscal Months, and prepared in accordance with GAAP applied consistently with the audited financial statements required by Section 8.4(a). Borrower Representative shall certify by a certificate signed by a Responsible Officer of Borrower Representative that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments and the absence of footnote disclosure, Credit Parties’ financial position as of the dates thereof and its results of operations for the Fiscal Months then ended.

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(c) As soon as available, but in any event not later than forty-five (45) days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of any Fiscal Year), consolidated and consolidating unaudited balance sheets of Parent and its consolidated Subsidiaries as of the end of such Fiscal Quarter, and consolidated and consolidating unaudited statements of income and expense and cash flow for Parent and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail, fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as of the date thereof and for such Fiscal Quarters, and prepared in accordance with GAAP applied consistently with the audited financial statements required by Section 8.4(a). Borrower Representative shall certify by a certificate signed by a Responsible Officer of Borrower Representative that all such statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments and the absence of footnote disclosure, Credit Parties’ financial position as of the dates thereof and its results of operations for the Fiscal Quarters then ended.

(d) Annually, not sooner than October 1 and not later than November 30 of each Fiscal Year of Parent, beginning with the Fiscal Year ending December 31, 2020, annual forecasts (to include forecasted consolidated balance sheets, statements of income and expenses and statements of cash flow) for Parent and its consolidated Subsidiaries as of the end of and for each Fiscal Month of the following Fiscal Year of Parent.

(e) As soon as available, but in any event not later than fifteen (15) days after any Credit Party’s receipt thereof, a copy of all management reports and management letters prepared for Credit Parties by any independent certified public accountants of Credit Parties.

(f) Promptly after filing, a copy of each tax return filed by each Credit Party and each Guarantor.

(g) Promptly after receipt thereof, copies of all bank statements in respect of any Deposit Account or Securities Account of any Credit Party (which may be satisfied by providing Lender electronic read-only access to such accounts).

(h) Such additional information as Lender may from time to time reasonably request regarding the financial and business affairs of Credit Parties or any of their Subsidiaries.

Section 8.5. Collateral Reporting. Borrower Representative, on behalf of all Borrowers, shall provide the following to Lender:

(a) At least once during each calendar week, on the fifteenth (15th) day of each month (and reporting as of the last day of the prior calendar month), at the time of each request for a Revolving Loan and at any other time requested by Lender, a Borrowing Base Certificate including (i) a detailed calculation of the Borrowing Base, (ii) a certification of Eligible Accounts, Eligible Government Accounts and Eligible Inventory (provided that Eligible Inventory reported shall be as of the last day of the most recent calendar month) and (iii) all supporting documents and information (including, without limitation, sales journals, credit memos, cash receipts journals and reconciliation of changes from the most recent certificate delivered to Lender);

(b) Monthly, not later than the fifteenth (15th) day of each Fiscal Month:

(i) a schedule of Accounts and a schedule of payments on Accounts, as of the last day of the preceding Fiscal Month;

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(ii) a reconciliation to the Borrowing Base as calculated in the most recent Borrowing Base Certificate delivered to Lender, in the form prescribed by Lender;

(iii) an aging of Borrowers’ Accounts as of the last day of the preceding Fiscal Month, showing (A)(i) Accounts aged 30 days or less from date of invoice, (ii) Accounts aged over 30 days, but less than 61 days, from date of invoice, (iii) Accounts aged over 60 days, but less than 91 days, from date of invoice, (iv) Accounts aged over 90 days, but less than 120 days, from date of invoice, and (v) Accounts aged 120 days or more from date of invoice and (B) a listing of the name and complete address of each Account Debtor and such other information as Lender may request and (C) a reconciliation to the previous calendar month’s aging of Borrowers’ Accounts and to Borrowers’ general ledgers;

(iv) an aging of Borrowers’ accounts payable (including the due date for each account payable) as of the last day of the preceding Fiscal Month;

(v) Inventory reports as of the last day of the preceding Fiscal Month, by category and location, with detail showing additions to and deletions from Inventory, together with a reconciliation to the general ledger; and

(vi) at Lender’s request, copies of invoices and supporting delivery or service records, copies of credit memos or other advices of credit or reductions against amounts previously billed, shipping and delivery documents, purchase orders and such other copies or reports in respect of any Collateral as Lender may request from time to time; and

(c) semiannually, on or before the last Business Day in June and December of each year, or more often at Lender’s request, a listing of each Account Debtor in respect of Borrowers’ Accounts, with full contact information for each such Account Debtor (including, without limitation, the complete address, contact person, phone number and email address) and such other information as Lender may request in respect of the Borrowers’ Accounts.

Each Borrowing Base Certificate, schedule, reconciliation, aging, copy or report delivered to Lender shall bear a signed statement by a Responsible Officer of Borrower Representative certifying the accuracy and completeness of all information included therein. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by each Borrower to Lender that no Account included therein as an Eligible Account or an Eligible Government Account should be excluded from inclusion in the Borrowing Base pursuant to the terms of the definition of “Eligible Account” or “Eligible Government Account”, as applicable, and that no Inventory included therein as Eligible Inventory should be excluded from inclusion in the Borrowing Base pursuant to the terms of the definition of “Eligible Inventory”. In the event any request for a Revolving Loan or a Borrowing Base Certificate or other information required by this Section 8.5 is delivered to Lender by Borrower Representative electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Borrower Representative by a Responsible Officer thereof and constitute a representation to Lender as to the authenticity thereof. Lender shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Accounts, Eligible Government Accounts or Eligible Inventory, reserves pursuant to Section 2.1, declines in value of Collateral or such other matters as are necessary to determine the Borrowing Base. Lender shall have the continuing right to establish and adjust reserves in determining or re-determining the Borrowing Base, pursuant to Section 2.1.

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Section 8.6. Compliance Certificate. With each of the financial statements delivered pursuant to Section 8.4(a), Section 8.4(b) and Section 8.4(c), respectively, Parent shall deliver to Lender a Compliance Certificate signed by a Responsible Officer of Parent (i) with respect to each Compliance Certificate delivered with financial statements delivered pursuant to Sections 8.4(a) and (c), setting forth in reasonable detail the calculations required to establish that Credit Parties were in compliance with the covenants set forth in Section 9.14 during the period covered in such financial statements and as of the end thereof, and (ii) with respect to each Compliance Certificate, stating that, except as explained in reasonable detail in such certificate (A) all of the representations and warranties of Credit Parties contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that are solely effective as of a particular date, which shall be correct and complete in all material respects as of such particular date, (B) on the date of such certificate, Credit Parties are in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents and (C) no Default or Event of Default then exists or existed during the period covered by such financial statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action Credit Parties have taken or propose to take with respect thereto.

Section 8.7. Notification to Lender. Credit Parties shall notify Lender in writing immediately (a) of the occurrence of any Default or Event of Default, (b) after becoming aware of any event or circumstance, including without limitation any pending or threatened action, suit or claim by any Person, any pending or threatened investigation by a Governmental Authority or any violation of any Applicable Law, that would be treated as a contingent liability of any Credit Party under GAAP and is in an amount in excess of $50,000 or which could reasonably be expected to result in a Material Adverse Effect, (c) if any Credit Party’s board of directors, other governing boards or committees, members or partners authorizes the filing by such Credit Party of a petition in bankruptcy, (d) of the acceleration of the maturity of any Debt owed by any Credit Party or of any default by any Credit Party under any indenture, mortgage, agreement, contract or other instrument to which such Credit Party is a party or by which any of its properties is bound and is in an amount in excess of $50,000, (e) of any claim under any Environmental Law or in respect of any Hazardous Materials of $50,000or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Credit Party or with respect to any Credit Party’s properties and (f) any other development that results or could reasonably be expected to result in, a Material Adverse Effect. Each notice given shall describe the subject matter thereof in reasonable detail and specify the action that Credit Parties have taken or propose to take with respect thereto.

Section 8.8. Accounts. If any Borrower becomes aware of any matter adversely affecting the collectability of any Account of any Borrower involving an amount greater than $25,000, including information regarding the Account Debtor’s creditworthiness, such Borrower will promptly so advise Lender. Each Borrower hereby agrees to promptly notify Lender of all disputes and claims in excess of $50,000 with respect to any Account Debtor of such Borrower. No discount, credit or allowance shall be granted to any such Account Debtor without Lender’s prior written consent. Borrowers shall deliver to Lender a copy of each credit memorandum upon demand by Lender.

Section 8.9. Inventory.

(a) All Inventory shall be held for sale in the ordinary course of Credit Parties’ business, and is and will be fit for such purpose. Credit Parties will keep the Inventory in good and marketable condition, at their own expense. No Borrower will acquire or accept any Inventory on consignment or approval. No Borrower will sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis.

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(b) Borrowers will maintain a perpetual inventory system at all times. Borrowers will conduct a physical count of the Inventory at least once per Fiscal Year and at Lender’s request, within five (5) days of conducting any physical count, Borrowers shall supply Lender with a copy of such count.

(c) Borrowers shall promptly report to Lender in writing any Inventory returned by an Account Debtor involving an amount in excess of $75,000. All such returned Inventory shall be segregated from all other Inventory, and shall not be reportable as Eligible Inventory unless and until Borrowers demonstrate to Lender’s satisfaction that such returned Inventory is in saleable condition and meets all criteria for Eligible Inventory. Unless otherwise agreed by Lender, the amount of Borrowers’ Accounts relating to such returned Inventory shall be deemed excluded from Eligible Accounts. No Borrower shall issue any credits or allowances with respect to such returned Inventory without Lender’s prior written consent. All returned Inventory shall be subject to Lender’s Liens.

Section 8.10. Equipment and Machinery. Credit Parties will maintain, preserve, protect and keep all Equipment and Machinery in good condition, repair and working order, ordinary wear and tear excepted, and will cause such Equipment and Machinery to be used and operated in a good and workmanlike manner, in accordance with Applicable Law and in a manner which will not make void or cancelable any insurance with respect to such Equipment and Machinery. Credit Parties will promptly make or cause to be made all repairs, replacements and other improvements to or in connection with such Equipment and Machinery which are necessary or desirable or that Lender may request to such end. Current maintenance records will be maintained on all Equipment and Machinery and made available to Lender upon request. Borrowers will promptly furnish to Lender a statement respecting any loss or damage to any of such Equipment or Machinery with an aggregate value in excess of $25,000. No Credit Party will alter or remove any identifying symbol or number on any Equipment or Machinery or permit any of the Collateral which constitutes Equipment to at any time become so related or attached to, or used in connection with any particular real property so as to become a fixture upon such real property, or to be installed in or affixed to other goods so as to become an accession to such other goods unless such other goods are also included in the Collateral and as to which Lender has a first priority Lien.

Section 8.11. Insurance. Credit Parties shall, keep and maintain insurance with respect to their business and all Collateral, wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons in the same or similar business and similarly situated or located. All such policies of insurance shall be written by financially sound and reputable insurers reasonably acceptable to Lender. Such insurance shall be with respect to loss, damages, and liability of amounts acceptable to Lender and shall include, at a minimum, business interruption, workers compensation, general premises liability, fire, theft, casualty and all risk. Credit Parties will make timely payment of all premiums required to maintain such insurance in force. Credit Parties shall cause Lender to be an additional insured and loss payee under all policies of insurance covering any of the Collateral, to the extent of Lender’s interest, in form satisfactory to Lender, and shall cause a lenders loss payable endorsement to be issued in favor of Lender in respect of Credit Parties’ property insurance. All insurance proceeds paid to Lender shall be applied in reduction of the Obligations unless otherwise agreed by Lender. Credit Parties shall deliver copies of each insurance policy to Lender upon request.

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Section 8.12. Payment of Trade Liabilities, Taxes, Etc.. Each Credit Party will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) timely (and in any event within ninety (90) days past the original invoice billing date, or such later date as may be agreed pursuant to a written payment plan approved by Lender), pay all material liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other material liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. A Credit Party may, however, delay paying or discharging any of the foregoing so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings promptly instituted and diligently conducted and has set aside on its books adequate reserves therefore in accordance with GAAP, and (ii) none of the Collateral would become subject to forfeiture, any Lien (other than a Permitted Lien not prior to Lender’s Lien on the Collateral) or loss as a result of such delay or contest.

Section 8.13. Protective Advances. Borrowers hereby agree to immediately pay Lender for any Protective Advances made by the Lender on their behalf or in respect of any Collateral and such amounts are due and payable by Borrowers on the date such Protective Advances are so made.

Section 8.14. Evidence of Compliance. Credit Parties will furnish to Lender at Credit Parties’ expense all evidence which Lender may from time to time reasonably request in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Credit Parties in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 8.15. Environmental Matters; Environmental Reviews.

(a) Each Credit Party will, and will cause its Subsidiaries to, comply in all material respects with all Environmental Laws now or hereafter applicable to such Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, except for those which if not obtained or maintained could not reasonably be expected to result in a Material Adverse Effect. No Credit Party will do anything or permit anything to be done which will subject any of its properties or Subsidiaries to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.

(b) Credit Parties will promptly furnish to Lender all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Credit Party, or of which Credit Parties otherwise have notice, pending or threatened against any such Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with such Person’s ownership or use of its properties or the operation of its business.

(c) Credit Parties will promptly furnish to Lender all requests for information, notices of claim, demand letters, and other notifications, received by any Credit Party in connection with Credit Parties’ or their Subsidiaries’ ownership or use of their properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

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Section 8.16. Subsidiaries; Fundamental Information. In the event that a direct or indirect Subsidiary of any Credit Party is created or acquired or otherwise comes into existence (which new Subsidiary must have been created or acquired in compliance with the terms hereof), then (a) such Subsidiary shall (i) become party to this Agreement as a Borrower (or, with the Lender’s consent, as a Credit Party and a Guarantor) through a joinder agreement in form and substance acceptable to Lender (a “Joinder Agreement”), (ii) execute and deliver to Lender a Perfection Certificate, (iii) if not joining as a Borrower hereunder, execute and deliver to Lender a Guaranty Agreement, guarantying all of the Obligations of the Borrowers, and (iv) execute and deliver to Lender such other documents, instruments and agreements as reasonably required by Lender in order to pledge such Person’s real and personal property to Lender as security for the Obligations free and clear of any Liens (other than Permitted Liens) and (b) the Credit Party parent of such Subsidiary shall execute and deliver to Lender a Pledge Agreement and such other documents, instruments and agreements as reasonably required by Lender in order to pledge the Equity Interest of such new Subsidiary (and confer such other rights as reasonably required by Lender in respect thereof) to Lender as security for the Obligations. Upon creation of any new Subsidiary or any change to any fundamental information of any Credit Party from that set forth in Schedule 7.1 hereto, Credit Parties shall promptly (and in any event within three (3) days of such change) deliver to Lender an updated Schedule 7.1 hereto.

Section 8.17. Further Assurances. Credit Parties shall execute and deliver, or cause to be executed and delivered, to Lender such documents and agreements, and shall take or cause to be taken such actions, as Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

Section 8.18. Maintenance of Properties. Each Credit Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 8.19. Lien Law. If any account or general intangible included in the Collateral represents money owing pursuant to any contract for the improvement of real property or for a public improvement for purposes of the Lien Law of the State of New York (the “Lien Law”), Borrowers shall comply with the filing requirements of the Lien Law and (i) give Lender notice of such fact; (ii) receive and hold any money advanced by Lender with respect to such account or general intangible as a trust fund to be applied to the payment of trust claims as such term is defined in the Lien Law (Section 71 or otherwise); and (iii) until such trust claim is paid, not use or permit the use of any such money for any purpose other than the payment of such trust claims.

Section 8.20. Post-Closing Requirements. To the extent not completed prior to the Agreement Date, the Credit Parties shall satisfy the requirements set forth below on or prior to the dates set forth below:

(a) On or before February 15, 2020, Borrower shall deliver or cause to be delivered to the Lender one or more Subordination Agreements with respect to any and all Subordinated Debt held by or payable to creditors other than those specified on Schedule 6.1, executed by each such creditor and the other parties thereto.

(b) Prior to September 30, 2020, with respect to any and all Subordinated Debt, (i) the maturity date for such Subordinated Debt shall be extended to a date that is more than six months after December 30, 2022, or (ii) such Subordinated Debt shall be converted to common stock of Borrower, in each case pursuant to documentation satisfactory to Lender, and Borrower shall deliver or cause to be delivered to Lender any and all such documentation.

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(c) Within thirty (30) days after the Agreement Date, Credit Parties shall deliver to Lender the originals of all certificates of title for each vehicle having a value or $5,000 or more, together with executed applications for notation of lien and other such documentation as may be requested by Lender.

(d) On or before January 15, 2020, Credit Parties shall pay any and all amounts due and take any and all actions to cause any and all tax and judgment liens existing on the Agreement Date to be paid in full and released and shall provide to Lender evidence of such payment and release.

(e) Within thirty (30) days after the Agreement Date, Credit Parties shall (a) (i) cause the creditors or lessors receiving proceeds of the Initial Term Loan Advance for payoff of any equipment lease or Lien on any Collateral (collectively, the “Paid Off Creditors”) to terminate any and all UCC financing statements in favor of such Paid Off Creditors or (ii) cause an authorized representative of each Paid Off Creditor to authorize Lender or its designee to file termination statements for such UCC financing statements, and (b) provide to Lender confirmation or documentation satisfactory to Lender showing that title to such Collateral has passed to the applicable Borrower.

(f) Within thirty (30) days after the Agreement Date, Credit Parties shall deliver to Lender any and all endorsements, each in form and substance satisfactory to Lender, related to the property and liability insurance policies of the Credit Parties, which (i) provide for notice of cancellation to Lender, (ii) name (whether directly or indirectly by reference to the requirements set forth in this Agreement) the Lender as additional insured or lender loss payee, as applicable, with respect to such insurance, and (iii) remove other parties currently named as additional insured or loss payee other than those permitted by Lender.

ARTICLE IX
NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and performance in full of the Obligations (other than contingent indemnification obligations), each Credit Party agrees, jointly and severally, as follows:

Section 9.1. Fundamental Changes. No Credit Party shall enter into any transaction of merger, reorganization, consolidation, wind-up, liquidation, recapitalization or dissolution (or suffer any liquidation or dissolution) except that (a) any Credit Party may merge with and into another Credit Party provided that (i) a Borrower must be the surviving entity of any such merger to which it is party and no merger may occur between Parent and a Borrower, and (b) any Credit Party (other than Parent and any Borrower) shall be permitted to liquidate or dissolve so long as the assets of such Credit Party are transferred to a Borrower or, if such Credit Party is not a Borrower, another Credit Party. No Credit Party will change its name, identity, jurisdiction of organization, organizational type or location of its chief executive office or principal place of business unless such Credit Party (or Borrower Representative, on behalf of such Credit Party) gives Lender at least thirty (30) days prior written notice thereof and executes (or causes such applicable Credit Party to execute) all documents and takes (or causes such applicable Credit Party to take) all other actions that Lender reasonably requests in connection therewith, including but not limited to the delivery of a legal opinion to Lender, reasonably satisfactory in form and substance to Lender.

Section 9.2. Collateral Locations. Except for Inventory in transit to a Credit Party in the ordinary course of business, no Credit Party will maintain any Collateral at any location other than those locations listed on Schedule 7.11 unless it (i) gives the Lender at least thirty (30) days prior written notice thereof, (ii) delivers or causes to be delivered to Lender all documents that Lender reasonably requests in connection therewith and, in the case of any leased location, exercises commercially reasonable efforts to deliver to Lender a Collateral Access Agreement, in accordance with the terms of Section 5.2, signed by the owner of such location, and (iii) takes all other actions that Lender reasonably requests in connection therewith.

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Section 9.3. Use of Proceeds. Borrowers will not use any proceeds of any Loan, directly or indirectly, for any purpose other than (a) on the Agreement Date, to pay transactional fees, costs and expenses incurred in connection with the Loan Documents, (b) on the Agreement Date, to refinance or pay off indebtedness for money borrowed prior to the Agreement Date, and (c) on the Agreement Date and thereafter, for working capital in the ordinary course of Borrowers’ business. Borrowers will not use any proceeds of any Loan, directly or indirectly, to purchase or carry margin stock, repay or otherwise refinance indebtedness incurred to purchase or carry Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. None of the Borrowers, the other Credit Parties or their Subsidiaries have used or procured, nor shall they use or procure, the proceeds of any Loan or other extension of credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or any Blocked Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.4. Business. No Credit Party will (i) engage, directly or indirectly, in any line of business other than the businesses in which Credit Parties are engaged on the Agreement Date and similar or related businesses associated therewith, or (ii) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except, in each case, in the ordinary course of business.

Section 9.5. Debt. No Credit Party shall incur, create, assume or suffer to exist any Debt, other than the following (collectively, “Permitted Debt”): (a) the Obligations, (b) trade payables and contractual obligations to suppliers and customers arising in the ordinary course of business, (c) Subordinated Debt in an aggregate amount not to exceed $9,201,000, as described on Schedule 7.21 (d) Debt other than Subordinated Debt, existing on the Agreement Date and described on Schedule 7.21, and any related Refinancing Debt, (e) purchase money secured Debt (including Capital Leases) incurred to purchase Equipment, provided, that the aggregate amount of such Debt outstanding does not exceed $1,000,000 at any one time outstanding, (f) Debt of such Credit Party with respect to surety, appeal, indemnity, performance, or other similar bonds incurred in the ordinary course of business, (g) Debt owing to any Person providing property, casualty, liability or other insurance to Credit Parties, so long as the amount of such Debt does not exceed the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year, (h) Debt incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, or purchase cards (including so-called “procurement cards” or “P-cards”), (i) Debt constituting Permitted Investments, (j) Debt arising from endorsement of instruments or other payment items for deposit, (k) unsecured Debt incurred in respect of netting services, overdraft protection, and other like services, in each case incurred in the ordinary course of business, (l) guarantees by one Credit Party of Debt of another Credit Party otherwise permitted under this Section 9.5.

Section 9.6. Subordinated Debt. No Credit Party shall make any payment or prepayment of, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to (a) any Subordinated Debt, except as expressly permitted under the applicable Subordination Agreement or (b) any Debt owing to a holder of such Person’s Equity Interests. No Credit Party shall enter into or permit any amendment, waiver or modification of any instrument, document or agreement evidencing or relating to any of the Subordinated Debt or any term or provision thereof.

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Section 9.7. Liens. No Credit Party shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens. No Credit Party will enter into or become subject to any agreement whereby any Credit Party is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring, or suffering to exist, directly or indirectly, any Lien on any of its assets in favor of Lender.

Section 9.8. Disposition of Property. No Credit Party will transfer, sell, assign, lease, license or otherwise dispose of any of its property, or agree to do any of the foregoing, except any of the following (collectively, “Permitted Dispositions”):

(a) use of money or cash equivalents, not constituting proceeds of Collateral, in the ordinary course of business and in a manner that is not prohibited by this Agreement;

(b) sale of Inventory in the ordinary course of business;

(c) sale or other disposition of Equipment in the ordinary course of business that is obsolete or no longer useable by such Credit Party in the ordinary course of its business, provided, that (i) if such sale or disposition is made without replacement of such Equipment, or such Equipment is replaced by Equipment leased by a Borrower, then such Borrower shall deliver to Lender all net proceeds of any such sale or disposition for application to the Obligations in accordance with the terms hereof or (ii) if such sale or disposition is made in connection with the purchase by a Borrower of replacement Equipment, then such Borrower shall use the proceeds of such sale or disposition to purchase such replacement Equipment and shall deliver to Lender written evidence of the use of such proceeds for such purchase (and any net proceeds of such sale or disposition not used in connection with the purchase of replacement Equipment shall be delivered to Lender for application to the Obligations in accordance with the terms hereof);

(d) sales or assignments of past-due receivables which do not constitute Eligible Accounts to a collection agency in the ordinary course of business, only in connection with the compromise or collection thereof;

(e) the license, on a non-exclusive basis, by such Credit Party of its Proprietary Rights in the ordinary course of business;

(f) the granting of Permitted Liens;

(g) liquidation or dissolution of a Credit Party permitted by Section 9.1; and

(h) the making of Permitted Investments.

Section 9.9. Sale and Leaseback. No Credit Party shall directly or indirectly enter into any arrangement with any Person providing for any Credit Party to lease or rent property that such Credit Party has sold or will sell or otherwise transfer to such Person.

Section 9.10. Distributions; Capital Contribution; Redemption. No Credit Party shall directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions to any Borrower by its Subsidiaries. No Credit Party will, directly or indirectly: (a) make any capital contribution of any nature to any Person, (b) purchase, redeem, acquire or retire any share of the capital stock of or partnership or limited liability company interests in any other Credit Party (whether such interests are now or hereafter issued, outstanding or created), or (c) cause or permit any reduction or retirement of the capital stock of any other Credit Party.

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Section 9.11. Investments. No Credit Party will acquire any assets other than in the ordinary course of business and otherwise meeting the requirements of this Agreement. No Credit Party will make any Investment other than a Permitted Investment.

Section 9.12. Transactions with Affiliates. No Credit Party will sell, lease or otherwise transfer any property or any assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any Affiliate of any Credit Party, except transactions (not including payment of any management, consulting, monitoring, advisory or other similar fees) that are not otherwise restricted hereunder entered into between Credit Parties only in the ordinary course of such Credit Parties’ business, consistent with past practices and undertaken in good faith, upon fair and reasonable terms fully disclosed to Lender in amounts and upon terms no less favorable to such Credit Parties than would be obtained in a comparable arm’s-length transaction with a Person who is not an Affiliate.

Section 9.13. New Subsidiaries. No Credit Party shall organize, create or acquire any new Subsidiary without the consent of Lender (which shall be in Lender’s sole discretion) and unless such Credit Party and new Subsidiary complies with Section 8.16 hereof.

Section 9.14. Financial Covenants.

(a) The Fixed Charge Coverage Ratio for Parent and its consolidated Subsidiaries for any Fiscal Quarter of Parent, determined as of the last day of such Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2020, shall not be less than 1.25 to 1.00.

(b) The aggregate amount of Capital Expenditures by Parent and its consolidated Subsidiaries in any Fiscal Year shall not exceed $500,000.

Section 9.15. Fiscal Year; Accounting Method. No Credit Party will change its Fiscal Year or its method of accounting (other than as required to conform to GAAP).

Section 9.16. Impairment of Security Interest. Credit Parties will not take or fail to take any action which would in any manner impair the value of, or the enforceability of Lender’s security interest in, any Collateral. Further, Credit Parties will not adjust, settle, compromise, amend or modify any of their rights in the Collateral (other than in the ordinary course of business).

Section 9.17. Prohibited Contracts. Except as expressly provided for in the Loan Documents, no Credit Party will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of a Credit Party to: (a) pay dividends or make other distributions to such Credit Party, (b) redeem equity interests held in it by such Credit Party, (c) repay loans and other indebtedness owing by it to such Credit Party, or (d) transfer any of its assets to such Credit Party. No Credit Party will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Lender under or acquired pursuant to any Loan Document.

Section 9.18. Deposit Accounts and Securities Accounts. No Credit Party shall establish or maintain any new Deposit Account or Securities Account unless Lender shall have received a Control Agreement in respect thereof or shall otherwise have “control” over such Deposit Account or Securities Account under the UCC in accordance with the terms of Section 5.3; provided, however, no such Control Agreement shall be required for Excluded Accounts.

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Section 9.19. Compliance with ERISA. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (i) maintain, or permit any ERISA Affiliate to maintain, or become obligated to contribute, to any ERISA Benefit Plan other than those ERISA Benefit Plans disclosed on Schedule 7.8, (ii) engage, or knowingly permit any ERISA Affiliate to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the IRC, (iii) incur, or permit any ERISA Affiliate to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the IRC, (iv) terminate, or permit any ERISA Affiliate to terminate, any ERISA Benefit Plan where such event could result in any liability of any Credit Party or any ERISA Affiliate or the imposition of a lien on the property of any Credit Party or any ERISA Affiliate pursuant to Section 4068 of ERISA, (v) assume, or permit any ERISA Affiliate to assume any obligation to contribute to any Multiemployer Plan, (vi) incur or permit any ERISA Affiliate to incur, any withdrawal liability to any Multiemployer Plan, (vii) fail promptly to notify the Lender of the occurrence of any Termination Event, (viii) fail to comply in any material respect, or permit an ERISA Affiliate to fail to comply in any material respect, with the requirements of ERISA or the IRC or other Applicable Law in respect of any ERISA Benefit Plan, (ix) fail to meet, or permit any ERISA Affiliate to fail to meet, all minimum funding requirements under ERISA or the IRC or postpone or delay or allow any ERISA Affiliate to postpone or delay any funding requirement with respect of any ERISA Benefit Plan.

ARTICLE X
EVENT OF DEFAULT

Section 10.1. Event of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) any failure by Borrowers to timely pay any of the Obligations when due;

(b) any representation or warranty made or deemed made by any Credit Party in any Loan Document, or any financial or other written statement, or any information furnished by such Person to Lender shall be untrue in any material respect as of the date on which made, deemed made or furnished;

(c) any noncompliance or breach of any requirements contained in:

(i) Sections 5.3 through 5.5, Sections 8.1 through 8.7, Sections 8.10 through 8.12, Section 8.16, Section 8.20 or Article IX;

(ii) Section 8.8, or Section 8.9, and any such failure continues for a period of five (5) days; or

(iii) any provision of the Loan Documents other than those listed in clauses (i) and (ii) of this Section 10.1(c), and such failure continues for a period of ten (10) days after the earlier of any Credit Party’s actual knowledge thereof or written or verbal notice thereof by Lender to Borrower Representative;

(d) any Credit Party shall (i) file a voluntary petition in bankruptcy or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts, or consent to or acquiesce in any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be generally unable to pay (or admit in writing that it is unable to pay) its debts as they become due;

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(e) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking relief under the Bankruptcy Code in respect of, or seeking any reorganization, arrangement, consolidation or readjustment of the debts of, any Credit Party under any other bankruptcy or insolvency law and any of the following events occur: (i) such Credit Party consents or acquiesces to the institution of such petition or proceeding, (ii) the petition commencing such proceeding is not timely controverted, (iii) the petition commencing such proceeding is not dismissed within thirty (30) calendar days of the filing date thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the property or assets of, or to operate all or any substantial portion of the business of, such Credit Party or (v) an order for relief shall have been issued or entered therein; provided, that Lender shall have no obligation to provide any extension of credit to Borrowers during such thirty (30) day calendar period specified in (iii) above;

(f) a receiver, interim receiver, receiver manager, assignee, liquidator, sequestrator, custodian, trustee or similar officer shall be appointed for any Credit Party or for all or any part of its property or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Credit Party;

(g) except as otherwise permitted by Section 9.1, any Credit Party shall file a certificate of dissolution or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof;

(h) any default, event of default or other breach shall occur with respect to any Debt for borrowed money (other than the Obligations) of any Credit Party in an outstanding principal amount which exceeds $50,000 and such default shall continue for more than the period of grace, if any, therein with respect thereto, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holder of any such Debt to accelerate, the maturity of any such Debt, or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(i) one or more judgments, orders, decrees or arbitration awards is entered against any Credit Party involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $50,000 or more and either (i) there is a period of 30 consecutive days at any time after the entry of such judgment, order, decree or award during which (1) the same is not discharged, satisfied, vacated or bonded pending appeal or (2) a stay of enforcement thereof is not in effect or (ii) enforcement proceedings are commenced upon such judgment, order, decree or award;

(j) the filing or commencement of any attachment, sequestration, garnishment, execution or other Lien or action against or with respect to any Collateral;

(k) any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected (for any reason other than the failure of Lender to file a financing statement or continuation thereof to maintain perfection) and prior to all other Liens (other than Permitted Liens that are expressly allowed to be prior pursuant to the terms hereof) or is terminated, revoked or declared void, or any Loan Document shall terminate (other than in accordance with its terms with the written consent of Lender) or become void or unenforceable, or the validity or enforceability of any Loan Document shall be contested by any Credit Party, or any Affiliate of a Credit Party;

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(l) any event or circumstance occurs which, in the Permitted Discretion of Lender exercised in good faith, causes Lender to suspect that any Credit Party has engaged in fraudulent activity;

(m) the occurrence of a Material Adverse Effect;

(n) the occurrence of a Change of Control;

(o) the occurrence of any default, event of default or other breach under or with respect to: (i) any Subordinated Debt, (ii) any document, instrument or agreement evidencing or relating to any Subordinated Debt, or (iv) any Subordination Agreement; or

(p) a Termination Event occurs.

ARTICLE XI
REMEDIES

Section 11.1. Obligations.

(a) If an Event of Default exists, Lender may do any one or more of the following, at any time or times during such existence of an Event of Default and in any order, without notice to or demand on any Credit Party: (i) reduce the Revolving Credit Limit, or the advance rates used in computing the Borrowing Base, (ii) restrict the amount of or refuse to make Loans, (iii) terminate the Lender’s Commitment to make Revolving Loans or otherwise extend credit hereunder, (iv) declare the Obligations to be immediately due and payable and (v) pursue its other rights and remedies under the Loan Documents or otherwise under Applicable Law.

(b) Notwithstanding anything to the contrary contained in Section 11.1(a) and in addition to the remedies set forth therein, upon the occurrence of any Event of Default described in Sections 10.1(d), 10.1(e), 10.1(f) or 10.1(g), the Lender’s Commitment to make Revolving Loans or otherwise extend credit hereunder shall automatically and immediately terminate and all Obligations shall automatically become immediately due and payable without notice or demand of any kind.

Section 11.2. Collateral. If an Event of Default has occurred and is continuing, Lender shall have, in addition to all other rights of Lender, the rights and remedies of a secured party under the UCC. At any time when an Event of Default is in existence: (i) Lender may notify Account Debtors to make payment directly to Lender or to such address as Lender may specify, and enforce, settle or adjust Accounts, General Intangibles or Chattel Paper with Account Debtors or obligors thereon for amounts and upon terms which Lender considers appropriate, and in such case, Lender will credit the Obligations with only the net amounts received by Lender in payment thereof after deducting all Lender Expenses incurred or expended in connection therewith; (ii) Lender may take possession of the Collateral and keep it on Credit Parties’ premises or remove all or any part of it to another location selected by Lender; (iii) on request by Lender, Credit Parties will, at Credit Parties’ cost, assemble the Collateral and make it available to Lender at a place reasonably convenient to Lender; and (iv) Lender may, to the fullest extent permitted by Applicable Law, sell or otherwise dispose of any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems appropriate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give the appropriate Credit Party reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. For this purpose, it is agreed that at least ten (10) days’ notice of the time of sale or other intended disposition of the Collateral delivered in accordance with Section 13.6 shall be deemed to be reasonable notice in conformity with the UCC. Lender may adjourn or otherwise reschedule any public sale by announcement at the time and place specified in the notice of such public sale, and such sale may be made at the time and place as so announced without necessity of further notice. Lender shall not be obligated to sell or dispose of any Collateral, notwithstanding any prior notice of intended disposition. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given in reduction of the Obligations until Lender receives payment in cash, and if any such buyer defaults in payment, Lender may resell the Collateral without further notice to Credit Parties. In the event Lender seeks to take possession of all or any portion of the Collateral by judicial process, each Credit Party waives the posting of any bond, surety or security with respect thereto which might otherwise be required. Each Credit Party agrees that Lender has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. Lender is hereby granted a license or other right to use, without charge, each Credit Party’s Proprietary Rights in completing production of, advertising or selling any Collateral, and each Credit Party’s rights under all licenses shall inure to Lender’s benefit for such purpose. The proceeds of any sale or disposition of Collateral shall be applied to the Obligations as set forth in Section 4.7. The rights and remedies of the Lender under this Agreement and the other Loan Documents shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, other Applicable Law or in equity.

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Section 11.3. Injunctive Relief. All cash proceeds of Collateral from time to time existing, including without limitation collections and payments of Accounts, whether consisting of cash, checks or other similar items, at all times shall be subject to an express trust for the benefit of Lender. All such proceeds shall be subject to Lender’s Liens. Except as may be specifically allowed otherwise by this Agreement (including use of cash not in violation of the terms hereof distributed to Borrowers by Lender pursuant to Section 4.7), Credit Parties are expressly prohibited from using, spending, retaining or otherwise exercising any dominion over such proceeds. Each Credit Party acknowledges and agrees that an action for damages against a Credit Party for any breach of such prohibitions shall not be an adequate remedy at law. In the event of any such breach, each Credit Party agrees to the fullest extent allowed by law that Lender shall be entitled to injunctive relief to restrain such breach and require compliance with the requirements of this Agreement.

Section 11.4. Setoff. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time to the fullest extent permitted by Applicable Law to set off and apply any and all cash and any and all deposits (whether general or special, time or demand, provisional or final) at any time held, and any obligations at any time owing, by Lender to or for the credit or the account of any Borrower or other Credit Party against any Obligations held by Lender, irrespective of whether or not Lender shall have made any demand under the Loan Documents and regardless of whether such Obligations are contingent or unmatured. The rights of Lender under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that Lender may have. Lender agrees to notify the Borrower Representative promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE XII
TERMINATION

Section 12.1. Term and Termination. Upon the effective date of termination of this Agreement for any reason, Lender’s obligation to make Loans shall automatically terminate and all Obligations shall become immediately due and payable in full. Notwithstanding the termination of this Agreement, until all Obligations (other than contingent indemnity obligations) are indefeasibly paid in cash and performed in full, Credit Parties shall remain bound by the terms of this Agreement and Lender shall retain all rights and remedies under the Loan Documents.

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ARTICLE XIII
MISCELLANEOUS

Section 13.1. Waivers & Amendments. No waiver or amendment of any provision of any Loan Document and no consent to any departure therefrom shall be effective unless it is in writing and signed as provided below in this Section, and then such waiver, amendment or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is a Credit Party, by such Credit Party, and (ii) if such party is Lender, by Lender.

Section 13.2. Severability. The illegality or unenforceability of any provision of any Loan Document shall not in any way affect or impair the legality or enforceability of the remaining provisions thereof.

Section 13.3. Governing Law; Venue.

(a) THIS AGREEMENT HAS BEEN EXECUTED OR COMPLETED AND/OR IS TO BE PERFORMED IN NEW YORK, AND IT AND ALL TRANSACTIONS HEREUNDER OR PURSUANT HERETO SHALL BE GOVERNED AS TO INTERPRETATION, VALIDITY, EFFECT, RIGHTS, DUTIES AND REMEDIES OF THE PARTIES THEREUNDER AND IN ALL OTHER RESPECTS BY THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR IN ANY FEDERAL OR STATE COURT SITTING IN NEW YORK COUNTY, ROCKLAND COUNTY OR WESTCHESTER COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY AND LENDER CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH CREDIT PARTY, AND LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO VENUE ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO EXERCISE REMEDIES WITH RESPECT TO THE COLLATERAL.

Section 13.4. WAIVER OF JURY TRIAL. EACH CREDIT PARTY AND LENDER EACH IRREVOCABLY WAIVES ITS RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY KIND BROUGHT BY ANY SUCH PERSON AGAINST ANOTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH CREDIT PARTY AND LENDER EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SPECIFICALLY SET FORTH THEREIN.

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Section 13.5. Fees and Expenses. Credit Parties agree to pay to Lender, on demand, all costs, fees and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, perfection and termination of this Agreement or any of the other Loan Documents, including: (a) reasonable attorney’s fees and costs for preparation, negotiation and closing of the Loan Documents and any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby, (b) ongoing administration of the Loan Documents, including without limitation, reasonable attorney’s fees and costs incurred in consultation with attorneys, (c) costs and expenses of lien and title searches, (d) taxes, fees and other charges for filing financing statements and other actions to perfect, protect and continue Lender’s Liens, (e) sums paid or incurred to pay any amount or take any action required of any Credit Party under the Loan Documents that Credit Parties fail to pay or take, (f) costs of appraisals, inspections and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and Credit Parties’ operations by Lender, (g) costs and expenses of disbursing Loans and administering cash management of Collateral proceeds, including collection accounts and lock-boxes, (h) costs and expenses of preserving and protecting the Collateral, (i) costs, fees and expenses, including reasonable attorney’s fees and costs, paid or incurred to enforce Lender’s Liens, sell or dispose of the Collateral, and obtain payment of the Obligations and (j) costs and expenses, including reasonable attorney’s fees and costs, paid or incurred to defend any claims made or threatened against Lender arising out of the transactions contemplated by the Loan Documents (all such costs, expenses and fees described in this Section 13.5, the “Lender Expenses”). The foregoing shall not limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any Credit Party.

Section 13.6. Notices. Except as otherwise expressly provided in any Loan Document, all notices, demands and requests that any party is required to give to any other party shall be in writing and shall become effective (a) upon personal delivery or upon delivery by any nationally recognized courier service, (b) three (3) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) when properly transmitted by telecopy or email, in each case addressed to the party to be notified as follows:

If to Lender:

Sterling National Bank
8401 North Central Expressway, Suite 600
Dallas, Texas 75225
Attention: Portfolio Manager, URGENT

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With a copy to:

Sterling National Bank
21 Scarsdale Road
Yonkers, New York 10707
Attention: General Counsel
Fax No.: (914) 961-7378

If to Borrowers or any other Credit Party, to Borrower Representative, as follows:

c/o Air Industries Machining, Corp.

1460 Fifth Ave

Bay Shore, New York 11706

Telephone: (631) 252-1375

Fax No.: (631) 968-5377

Attention: Luciano M. Melluzzo

Email: lou.melluzzo@airindustriesgroup.com

or to such other address as each party may designate for itself by like notice.

Section 13.7. Waiver of Notices. Unless otherwise expressly provided in any Loan Document, each Credit Party hereby waives presentment and notice of demand or dishonor and protest, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Credit Party which Lender may elect to give shall entitle such Credit Party or any other Credit Party to any or further notice or demand in the same, similar or other circumstances.

Section 13.8. Non-applicability of Chapter 346 of Texas Finance Code. Except for the opt-out provision of Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not be applicable to this Agreement, any other Loan Document or the Loans.

Section 13.9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lender and their respective representatives, successors, and assigns, provided, that no interest herein may be assigned, and no obligation may be delegated, by any Credit Party without prior written consent of the Lender. Subject to Section 13.13, the rights and benefits of the Lender under the Loan Documents shall inure to any Person acquiring any interest in the Obligations from the Lender, unless otherwise agreed by the Lender and any such Person.

Section 13.10. INDEMNITY BY CREDIT PARTIES. EACH CREDIT PARTY AGREES TO DEFEND, INDEMNIFY AND HOLD EACH INDEMNIFIED PERSON HARMLESS FROM AND AGAINST ANY AND ALL INDEMNIFIED CLAIMS INCLUDING THOSE INDEMNIFIED CLAIMS WHICH RELATE TO OR ARISE OUT OF ANY INDEMNIFIED PERSON’S OWN NEGLIGENCE, provided, that no Credit Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Claims resulting solely and directly from the willful misconduct or gross negligence of such Indemnified Person. The agreements in this Section shall survive any termination of this Agreement or payment of all Obligations.

LOAN AND SECURITY AGREEMENT – Page 66

Section 13.11. Limitation of Liability. To the fullest extent permitted by Applicable Law, no claim may be made by any party hereto against any other party hereto or any of their Affiliates, directors, officers, members, managers, stockholders, employees or agents (and their respective successors and assigns) for any special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, or any act, omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing in this Section 13.11 shall relieve any Credit Party of any obligations it may have to indemnify an Indemnified Person against special, indirect, or consequential Indemnified Claims by a third party.

Section 13.12. Continuing Rights of Lender in Respect of Obligations. In the event any amount from time to time applied in reduction of the Obligations is subsequently set aside, avoided, declared invalid or recovered by any Credit Party or any trustee or in bankruptcy, or in the event the Lender is otherwise required to refund or repay any such amount pursuant to any Applicable Law, then the Obligations shall automatically, to the fullest extent permitted by Applicable Law, be deemed to be revived and increased to the extent of such amount and the same shall continue to be secured by the Collateral as if such amount had not been so applied.

Section 13.13. Assignments.

(a) Lender may at any time sell, assign, delegate or otherwise transfer all or part of the rights and duties of Lender under this Agreement and the other Loan Documents to any of the following Persons (an “Assignee”): (i) any Affiliate of the Lender or (ii) any other Person with the prior written consent of the Borrowers (which consent may be given by Borrower Representative on behalf of all Borrowers and shall not be unreasonably withheld, conditioned or delayed; provided, however, Borrowers shall be deemed to have given their consent unless they (or Borrower Representative, on behalf of all Borrowers) shall object thereto by written notice to the Lender within five (5) Business Days after notice thereof has actually been delivered by the Lender to Borrower Representative); provided, that the consent of Borrowers shall not be required under this subclause (ii) if an Event of Default has occurred and is continuing or for any such sale, assignment or transfer in connection with a sale of all or substantially all of the assets of Lender or all or substantially all of the loans or asset based loans of Lender. Subject to the provisions of Section 13.14, each Credit Party hereby authorizes Lender to disseminate any information it has pertaining to the Obligations, including without limitation, complete and current credit information on the Credit Parties and any of their principals to any Assignee or prospective Assignee. Each Credit Party hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrowers and each other Credit Party to the Assignee and that the Assignee shall be considered to be a Lender hereunder. Except as otherwise provided herein, Lender shall be relieved of any of its obligations hereunder as a result of any sale, assignment, delegation or other transfer of all or any part of the Loans or other Obligations owed to it. Lender may furnish any information concerning Credit Parties from time to time to Assignees and participants and to any Affiliate of Lender or its parent company. Credit Parties hereby agree to execute any amendment or other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement providing for multiple lenders and an administrative agent to act on behalf of such lenders.

(b) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to Loans under this Agreement and the other Loan Documents to secure obligations of the Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Lender; provided that, no such pledge or grant of a security interest shall release the Lender from any of its obligations hereunder or under any other Loan Document.

LOAN AND SECURITY AGREEMENT – Page 67

(c) Lender shall have the right at any time, without the consent of Borrowers, to sell one or more participant rights to any Person in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation shall not be entitled to require Lender to take or omit to take any action hereunder or under the other Loan Documents except with respect to any amendment, modification or waiver that would extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof). Borrowers agree that each participant shall be entitled to the benefits of Sections 3.3 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were Lender and had acquired its interest by assignment pursuant to Section 13.13(a); provided that such participant shall not be entitled to receive any greater payment under Sections 3.3 or 3.5 with respect to any participation than such participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation.

Section 13.14. Confidentiality.

(a) Each Credit Party agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose any provision of any Loan Document to any Person (other than (1) to such Credit Party’s employees, auditors, advisors, consultants, Affiliates and counsel, (2) as may be required by statute judicial decision, or judicial or administrative order, rule or regulations, (3) as may be agreed in advance by Credit Parties and Lender or as requested or required by any Governmental Authority pursuant to any subpoena or other process, (4) as to any such information that is or becomes generally available to the public (other than as a result of a prohibited disclosure by any Credit Party) or (5) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents) without Lender’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Each Credit Party agrees to submit to Lender and Lender reserves the right to review and approve all materials that such Credit Party or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. No Credit Party shall, and shall not permit any of its Affiliates to, use the Lender’s name (or the name of any of its Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without the Lender’s prior written consent (except as required by Applicable Law). Nothing contained in any Loan Document is intended to permit or authorize any Credit Party or any of its Affiliates to contract on behalf of the Lender.

(b) Lender agrees that material, non-public information regarding the Credit Parties, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to the Lender, (ii) to Subsidiaries and Affiliates of the Lender, (iii) as may be required by statute, judicial decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by the Credit Parties or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender), (vi) in connection with any assignment, participation or pledge of the Lender’s interest under this Agreement, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. Notwithstanding the foregoing, each Credit Party hereby expressly authorizes the Lender to use the respective Credit Party’s name and logo in tombstone advertisements and press releases regarding this transaction, provided that the Borrower Representative has had a chance to review and approve the contents of such tombstone or press release, such approval not to be unreasonably withheld or delayed.

LOAN AND SECURITY AGREEMENT – Page 68

Section 13.15. USA Patriot Act Notice. The Lender hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Lender to identify each Credit Party in accordance with the Patriot Act.

Section 13.16. Schedules. All Schedules referenced herein and attached hereto are incorporated in this Agreement and made a part hereof for all purposes.

Section 13.17. Counterparts. This Agreement may be executed in any number of counterparts, and signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. A telecopy or other electronic transmission of any such executed counterpart signature page shall be deemed valid as an original.

Section 13.18. Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and may not be construed to modify, enlarge or restrict any provision of this Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank]

LOAN AND SECURITY AGREEMENT – Page 69

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Agreement Date.

AIR INDUSTRIES MACHINING, CORP., as a Borrower

By:	/s/ Michael Recca
Name:	Michael Recca
Title:	Chief Financial Officer

NASSAU TOOL WORKS, INC., as a Borrower

By:	/s/ Michael Recca
Name:	Michael Recca
Title:	Chief Financial Officer

THE STERLING ENGINEERING CORPORATION, as a Borrower

By:	/s/ Michael Recca
Name:	Michael Recca
Title:	Chief Financial Officer

AIR INDUSTRIES GROUP, as a Guarantor and a Credit Party

By:	/s/ Michael Recca
Name:	Michael Recca
Title:	Chief Financial Officer

AIR REALTY GROUP, LLC, as a Guarantor and a Credit Party

By:	/s/ Michael Recca
Name:	Michael Recca
Title:	Chief Financial Officer

LOAN AND SECURITY AGREEMENT – Signature Page

STERLING NATIONAL BANK, as Lender

By:	/s/ Lawrence Cannariato
Name:	Lawrence Cannariato
Title:	Vice President

LOAN AND SECURITY AGREEMENT – Signature Page

EXHIBIT A

Form of Compliance Certificate

LOAN AND SECURITY AGREEMENT – Exhibit A

SCHEDULE 1.2

Term Loan Primary Collateral

See the list annexed hereto which was derived from the Appraisal Report dated October 7, 2019, prepared by Tiger Group and provided to Lender.

LOAN AND SECURITY AGREEMENT - SCHEDULE 1.2

SCHEDULE 6.1

Specified Subordinated Creditors

Michael Taglich

Robert Taglich

Michael N. Taglich and Claudia Taglich

Taglich Brothers Inc.

LOAN AND SECURITY AGREEMENT - SCHEDULE 6.1

SCHEDULE 7.1

Fundamental Information; Equity Ownership Interests

I. Fundamental Information

Credit Party Legal Name	Federal Tax I.D. No.	Jurisdiction of Organization	Chief Executive Office Address	Foreign Qualifications
Air Industries Group	80-0948413	Nevada	1460 Fifth Avenue Bay Shore, New York 11706	New York
Air Industries Machining, Corp.	11-2256757	New York	1460 Fifth Avenue Bay Shore, New York 11706	None
Nassau Tool Works, Inc.	45-5357188	New York	1460 Fifth Avenue Bay Shore, New York 11706	None
The Sterling Engineering Corporation	47-2805309	Connecticut	236 New Hartford Road Barkhamsted, Ct. 06063	None
Air Realty Group, LLC	N/A	Connecticut	1460 Fifth Avenue Bay Shore, New York 11706	None

II. Equity Ownership

Issuer	Owner	Certificate Number(s)	Number of Shares	Percentage Interest
Air Industries Group	N/A (Publicly held)	N/A	N/A	N/A
Air Industries Machining, Corp.	Air Industries Group	9	100	100%
Nassau Tool Works, Inc.	Air Industries Group	2	100	100%
The Sterling Engineering Corporation	Air Industries Group	2	100	100%
Air Realty Group, LLC	Air Industries Group	N/A	N/A	100% of the membership interests

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.1

SCHEDULE 7.2

Prior Transactions

In March 2015, the Company acquired The Sterling Engineering Corporation (“Sterling”) by causing it to merge into a newly formed subsidiary, SEC Acquisition Corp., a Connecticut corporation. In connection with the merger, the name of the subsidiary was changed to “The Sterling Engineering Corporation.”

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.2

SCHEDULE 7.7

Litigation

1. CPI Aerostructures, Inc. vs. Air Industries Group, et. al. Index No. 653397/2018E

On December 20, 2018, pursuant to a Stock Purchase Agreement dated as of March 21, 2018 (“SPA”), Air completed the sale of the shares of its subsidiary, Welding Metallurgy, Inc. to CPI Aerostructures.

On March 19, 2019, in accordance with the procedures set forth in the SPA, the Company received a notice from CPI claiming that the working capital deficit used to compute the purchase price was understated. The issue of the amount of the working capital deficit was submitted to BDO USA, LLP (“BDO”), acting as an expert, and it issued a report dated September 3, 2019, where it determined that the amount of the working capital deficit was approximately $4,145,870. On September 9, 2019 the Company received a demand from CPI for payment of such amount. The Company advised CPI that the determination of BDO is void because, among other things, BDO exceeded the scope of its authority as set forth in the SPA.

On September 27, 2019, CPI filed a notice of motion in the Supreme Court of the State of New York, County of New York, against the Company seeking, among other things, an order of specific performance requiring delivery of the funds deposited in escrow, together with the balance of the working capital deficit which it claimed, and a judgment against the Company in the amount of approximately $4,200,000 of which $2,000,000 would be satisfied by delivery of the funds in escrow. In its motion, CPI requested oral argument before the court.

On October 7, 2019, the Company agreed to the release of $619,316 of the funds held in escrow in respect of claims related to the working capital deficit not related to the value of WMI’s inventory. As a result of this release, approximately $1,400,000 remains in escrow.

On November 10, 2019, Air Industries filed its opposition to CPI’s Motion and a Cross-Motion to vacate the BDO Determination due to BDO’s failure to act within the scope of its authority and apply the standard prescribed in the SPA, or, in the alternative, seeking limited discovery and other relief. In addition, in its Memorandum Air argued that monetary damages are not an appropriate remedy to be awarded on CPI’s motion in that it was required to commence a new action which would have allowed for discovery and that, in all events, the maximum adjustment permitted by the SPA was $2 million.

On October 31, 2019, CPI filed its reply to Air’s Opposition and Cross Motion.

The Court has yet to set a date for oral argument by the parties.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.7

2. Contract Pharmacal Corp v. Air Industries Group Index No. 619183/2018

On October 2, 2018, Contract Pharmacal Corp. commenced an action, relating to a Sublease entered into in May 2018 with respect to the property the company occupied at 110 Plant Avenue, Hauppauge, New York. The property was to be delivered to CPCl once it was vacated by Welding Metallurgy after its purchase by CPI. In its complaint CPC initially sought damages of approximately $2,500,000 as a result of the Company’s decision to allow CPC to occupy a portion of the property, as opposed to the entire property, when CPI made such portion available. In a conference before the Court CPC reduced its demand to $600,000. The Company disputes the validity of the claims asserted by CPC and believes it has meritorious defenses to those claims. In particular, the Company argues that the lease was not to commence until all the space was available and that it should not be penalized for making a portion of the space available to CPC when it was vacated by CPI. The Company recently submitted a motion in opposition to CPC’s motion for summary judgement.

3. Peter Cook adv. Rechler Equity B-2, LLC

Peter Cook, a former employee of the Company commenced an action against, among others, Rechler Equity B-2, LLC and Air Industries Group, in the Supreme Court State of New York, Suffolk County, seeking compensation in an undetermined amount for injuries suffered while leaving the premises then occupied by Welding Metallurgy, Inc. Rechler Equity B-2, LLC served a Third Party Complaint in this action against Air Industries Group, Inc. and Welding Metallurgy, Inc. The defense of this action has been undertaken by the Company’s insurer. The Company believes it is not liable to Mr. Cook and any amount it might have to pay would be covered by insurance.

4. Westbury Park Associates vs. Air Industries Group Index No. 600532/17

Westbury Park Associates, LLC commenced an action on or about January 11, 2017 against Air in NYS Supreme Court, County of Suffolk, seeking the recovery of past rent arrears, and for an unspecified sum representing all additional rent due under an alleged commercial lease through the end of its term, plus interest and attorney’s fees. The Plaintiff filed a motion for summary judgment in May of 2019. This Motion has been granted, in part, by the Court, finding that Air Industries Group had a lease and was liable. The Court made no finding as to the amount of the Plaintiff’s damages and directed the parties to use their best efforts to agree on any amount due to Plaintiff.

This action has been settled and the company agreed to pay 13 monthly instalments of $8,548.36 continuing until September 2020. All instalments due to date have been paid and there remain 9 monthly instalments remain.

5. Michelle Prisco adv. Air Industries Group, et. Al.

A suit for wrongful dismissal which remains in the pleadings stage.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.7

SCHEDULE 7.8

ERISA Benefit Plans

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.8

SCHEDULE 7.11

Location of Collateral

Credit Party	Location Address	Leased, Owned or Other type of Arrangement (e.g., warehouse consignment, etc.)	Name/Address of Owner (if different from Credit Party)	Type of Collateral at Location
Air Industries Machining, Corp.	1460 Fifth Ave Bay Shore, New York 11706	Leased	Hope Horizon Realty LLC 85 Main St., Suite 204 Hackensack, NJ 07601	Inventory & Machinery
Nassau Tool Works, Inc.*	34 Lamar St West Babylon, New York 11704	Leased	FW Web 160 Middlesex Turnpike Bedford MA 01730	Inventory
The Sterling Engineering Corp.	236 New Hartford Rd Barkhamsted, CT 06063	Owned	N/A	Inventory & Machinery

*	The lease for 34 Lamar Street has been terminated and the company must vacate by April 1, 2020.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.11

SCHEDULE 7.15

Proprietary Rights

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.15

SCHEDULE 7.16

Investment Property

1. Equity Interests owned by each Credit Party described in Schedule 7.1.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.16

SCHEDULE 7.17

Real Property and Leases

Tenant	Property Address	Leased or Owned	Name/Address of Owner
Air Industries Machining, Corp.	1460 Fifth Ave Bay Shore, New York 11706	Leased	Hope Horizon Realty LLC 85 Main St., Suite 204 Hackensack, NJ 07601

Nassau Tool Works, Inc.*	34 Lamar St West Babylon, New York 11704	Leased	FW Web 160 Middlesex Turnpike Bedford MA 01730

The Sterling Engineering Corp.	236 New Hartford Rd Barkhamsted, CT 06063	Owned	N/A

*	The lease for 34 Lamar Street has been terminated and the company must vacate by April 1, 2020.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.17

SCHEDULE 7.18

Material Agreements

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.18

SCHEDULE 7.19

Bank Accounts

Part A – Collection Account

Credit Party	Account #	Depository Bank Information	Purpose
Air Industries Machining, Corp.	8026224578	PNC	Collection Account
Nassau Tool Works, Inc.	8026583474	PNC	Credit Collection AC
The Sterling Engineering Corporation	8026326793	PNC	Collection Account

Part B – Controlled Accounts

Credit Party	Account #	Depository Bank Information	Purpose
Air Industries Machining, Corp.	8026224586	PNC	Operating Account
Air Industries Machining, Corp.	8026229432	PNC	Operating Account
Nassau Tool Works, Inc.	8026583466	PNC	Operating Account
The Sterling Engineering Corporation	8026326785	PNC	Operating Account
Air Industries Group	8026224666	PNC	Debit Card Account

Part C – Excluded Accounts

Credit Party	Account #	Depository Bank Information	Purpose
Air Industries Machining, Corp.	075 060 954	Citibank NA	Checking
Air Industries Machining, Corp.	6792034870	Citibank NA	Checking

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.19

SCHEDULE 7.21

Debt

Original Lessor	Account Number	Principle Balance as of 11-30-19	Payoff Amount	Monthly Payment	Appraisal Valuation	Last Payment Date	Description
Valley National Bank	51000371004004	$2,490.40	$2,582.15	$516.45	$8,000	4/12/20	2013 Ford
Citizens One	00002746642384	$5,363.08	$5,531.36	$691.42	$14,000	7/21/20	2014 Ford
Bank of West	299-1001444-001	$4,902.25	$4,952.16	$2,476.08		1/08/20	Hexigon
Bank of West	600-0141319-000	$4,032.81	$4,436.88	$1,478.96	$45,000	1/15/20	Zoiler
Bank of West	001-0003855-001	$169,346.75	$168,165.48	$33,869.35		4/21/20	ECC/Komax
NMHG Financial		$10,500.21		$409.42		2-1-22	Yale Forklift
HVB Equipment Capital LLC*
Leaf Capital Funding, LLC							Copiers

*	This lease has been paid off

The following two Supplier Agreements will remain in place after closing:

Air Machining -

Citibank, N.A. – as described in UCC Filing Number 201901160022494, Citibank claims an interest in receivables due from Sikorsky and United Technologies to the extent those receivables are purchased by Citibank.

Sterling Engineering –

Citibank Europe PLC - as described in UCC Filing Number 0003096251, Citibank claims an interest in receivables due from GKN to the extent those receivables are purchased by Citibank Europe.

The following UCC filing and related obligations will remain in place after closing:

As described in UCC Filing Number 2013025063-0, Taglich Brothers, Inc., as agent for purchasers, claims an interest in payments due to Parent from Meyer Tool, Inc.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.21

The following Subordinated Debt will remain in place post-closing:

Title of Account	Note Amount

ANDREW K LIGHT	$50,000
BARKTONES LLC	100,000
CHARLES SBRAND PEGGY ANN BRAND JT TEN	85,000
THE DENIS FORTIN REVOCABLE TRUST
UAD 04/30/14 VIRGINIA FORTIN TTEE	300,000
EMBRY FAMILY LIVING TRUST DTD 12/15/94 LLOYD BERTIS
EMBRY AND KIM THU NGO EMBRY CO-TTEE’S	75,000
JOHN A FRIEDMAN	100,000
KENNETH SOLOMON	25,000
KYLE G BUCHAKJIAN	10,000
LEGEND CAPITAL MANAGEMENT	15,000
LIGHTHOUSE CAPITAL LLC	75,000
MICHAEL TAGLICH CLAUDIA TAGLICH JTWROS	2,300,000
NUVIEW IRA INC. FBO TERRY THUEMLING	100,000
RICHARD BUCHAKJIAN	50,000
ROBERT ANTHONY SOUREK JR	50,000
Robert F. Taglich	2,500,000
RONALD A BERO	50,000
RONALD D COWEN IRREVOCABLE TRUST UAD 05/08/03
MARSHA’S COWEN TTEE	50,000
SHADOW CAPITAL LLC	700,000
STERLING FAMILY INVESTMENT LLC	200,000
JANET SAU-HAN HO	50,000
TAGLICH BROTHERS INC	406,000
ANNA KATHLEEN SENYARD	25,000
THE LADENDORF FAMILY REVOCABLE LIVING TRUST UAD 04/11/11
MARK C LADENDORF & DEBRA L LADENDORF TTEES	25,000
VAHAN BUCHAKJIAN	10,000
Michael N. Taglich	1,750,000
ROBERT W ALLEN TRUST UAD 04/29/08 ROBERT W ALLEN TTEE	100,000

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.21

SCHEDULE 7.22

Liens

See Schedule 7.21 for information regarding Equipment Lease liens. Otherwise, none.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.22

SCHEDULE 7.30

Release of Hazardous Materials

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.30

SCHEDULE 7.32

Commercial Tort Claims

None.

LOAN AND SECURITY AGREEMENT - SCHEDULE 7.32